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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Susquehanna Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

March 22, 2013

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 3, 2013. At the meeting, you will be asked to elect 14 nominees to the Board of Directors for the ensuing year, to approve Susquehanna’s 2013 Omnibus Equity Compensation Plan and to approve, in an advisory vote, Susquehanna’s executive compensation. You will also be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2013. In addition, we will report on Susquehanna’s 2012 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting and Susquehanna’s 2012 Annual Report.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of share ownership to attend the meeting. A recent bank or brokerage account statement is an example of proof of ownership.

All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or, alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy.

Your vote is very important. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone helps save us money by reducing postage and proxy tabulation costs.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter

Chairman of the Board and Chief Executive Officer

SUSQUEHANNA BANCSHARES, INC.

26 North Cedar Street

Lititz, Pennsylvania 17543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2013

On Friday, May 3, 2013, Susquehanna Bancshares, Inc. will hold its 2013 Annual Meeting of Shareholders at the Susquehanna Learning and Resource Center, 3840 Hempland Road, Mountville, PA 17554. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend Susquehanna’s Annual Meeting.

At the meeting Susquehanna shareholders will consider the following matters:

1.	The election to Susquehanna’s Board of Directors of the 14 nominees set forth in the enclosed proxy statement for a one-year term;

2.	Approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan;

3.	Approval, in an advisory vote, of Susquehanna’s executive compensation;

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	Any other business properly presented at the meeting, or any adjournments or postponements thereof.

Susquehanna’s Board of Directors recommends that you vote (1) “FOR” the election to Susquehanna’s Board of Directors of the fourteen (14) nominees set forth in the enclosed proxy statement for a one-year term; (2) “FOR” approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; (3) “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; and (4) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Only shareholders of record of Susquehanna common stock at the close of business on Wednesday, March 6, 2013, and their proxies, may vote at Susquehanna’s Annual Meeting. If Susquehanna’s Annual Meeting cannot be organized because a quorum is not present, the Susquehanna shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. If necessary, those shareholders who attend or participate at such adjourned meeting will constitute a quorum for the purpose of electing directors, even if they represent less than a majority of the outstanding Susquehanna shares.

If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because a quorum is not present, the Susquehanna shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Annual Meeting will constitute a quorum for the following purposes, even if they represent less than a majority of the outstanding Susquehanna shares: (1) approving the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; (2) approving, in an advisory vote, Susquehanna’s executive compensation; and (3) ratifying the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

At the meeting Susquehanna will also report on Susquehanna’s 2012 business results and other matters of interest to shareholders.

A copy of Susquehanna’s 2012 Annual Report is also enclosed. The approximate date of mailing the enclosed proxy statement and proxy card is March 22, 2013.

By Order of the Board of Directors,

Lisa M. Cavage, Secretary

Lititz, Pennsylvania

March 22, 2013

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Susquehanna’s Annual Meeting in person. Even if you plan to be present, you are urged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also authorize the individual named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you attend Susquehanna’s Annual Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Susquehanna’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending Susquehanna’s Annual Meeting and voting in person.

Susquehanna will honor the proxy card or the telephone or Internet vote with the latest date. If you attend Susquehanna’s Annual Meeting and vote in person, Susquehanna will honor the vote at the meeting.

An admission ticket, which is required for entry into Susquehanna’s Annual Meeting, is attached to your proxy card or notice of instruction. If you plan to attend Susquehanna’s Annual Meeting, please vote your proxy but keep the admission ticket and bring it to Susquehanna’s Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership.

If you fail to return your proxy card or vote by telephone, Internet or in person, your shares will not be counted for the purpose of determining whether a quorum is present at Susquehanna’s Annual Meeting and your shares will have no effect on the votes for (1) the election of directors; (2) approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; (3) approval, in an advisory vote, of Susquehanna’s executive compensation; or (4) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

VOTING ELECTRONICALLY OR BY TELEPHONE

Susquehanna shareholders of record on the close of business on March 6, 2013, the record date for the Susquehanna Annual Meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy card or voting instruction form. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Carl D. Lundblad, Senior Vice President-Investor Relations, telephone number (717) 626-4721.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders that we are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy statement and the annual report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the proxy statement, the proxy card, the 2012 Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at

http://materials.proxyvote.com/869099.

This proxy statement and our 2012 Annual Report also are available in the Investor Relations section of our website at www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. The information on our website is not part of our proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

v

PROXY STATEMENT

May 3, 2013

On Friday, May 3, 2013, Susquehanna Bancshares, Inc. will hold its 2013 Annual Meeting of Shareholders (the “Annual Meeting”) at the Susquehanna Learning and Resource Center, 3840 Hempland Road, Mountville, PA 17554. The meeting will begin at 10:00 a.m. Eastern time. Directions to the Susquehanna Learning and Resource Center can be found on your proxy card.

This proxy statement, which contains information and a proxy card relating to Susquehanna’s Annual Meeting, was prepared under the direction of the Board of Directors of Susquehanna to solicit your proxy for use at the Annual Meeting and will be mailed to Susquehanna’s shareholders on or about March 22, 2013.

INFORMATION ABOUT

SUSQUEHANNA’S ANNUAL MEETING

Who is entitled to vote?

Shareholders of record of Susquehanna’s common stock at the close of business on March 6, 2013 are entitled to vote at Susquehanna’s Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of March 6, 2013, 186,682,531 shares of Susquehanna’s common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at Susquehanna’s Annual Meeting.

How may I gain entry to the Annual Meeting?

An admission ticket, which is required for entry into Susquehanna’s Annual Meeting, is attached to the proxy card included with this proxy statement. If you plan to attend the meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it for admittance into Susquehanna’s Annual Meeting.

If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of Susquehanna share ownership to attend Susquehanna’s Annual Meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Susquehanna will admit you only if we are able to verify that you are a Susquehanna shareholder.

What am I voting on?

At the Annual Meeting, you will be asked to consider and vote on proposals to:

•	elect to Susquehanna’s Board of Directors the 14 nominees set forth in this proxy statement;

•	approve the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan;

•	approve, in an advisory vote, Susquehanna’s executive compensation;

•	ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

As of March 22, 2013, Susquehanna’s Board did not know of any business to be presented at the Annual Meeting other than the proposals described above. If any other matters should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies on any matters for which such proxies have authority to vote.

How does the Board of Directors recommend I vote on the proposals?

The Susquehanna Board recommends that you vote (1) “FOR” the election to Susquehanna’s Board of Directors of the 14 nominees set forth in this proxy statement for a one-year term; (2) “FOR” approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; (3) “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; and (4) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm.

If I do not attend the meeting, what methods may I use to vote?

Shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your shares as if you had returned your proxy card by mail. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your proxy card, as applicable, or the information forwarded by your broker or other holder of record to see which options are available to you and the deadlines for voting.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Thomas R. Diehl and Stephen E. DiNovis, or either of them with full power of substitution, have been designated as proxies for Susquehanna’s 2013 Annual Meeting.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote using your proxy card, mark your selections, sign and return your proxy card using the postage-paid envelope provided with this proxy statement. The proxies will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by your company’s Board of Directors. You may also choose to vote by telephone or by using the Internet.

How do I vote using the Internet?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

If your shares are registered in your name: You may vote your Susquehanna shares over the Internet by directing your Internet browser to www.proxyvote.com and following the onscreen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 2, 2013. You may also choose to vote by telephone or by using your proxy card.

How do I vote by telephone?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the voting instruction form you receive from such broker, bank or other nominee.

If your shares are registered in your name: You may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 2, 2013. You may also choose to vote by using the Internet or by using your proxy card.

How many votes may I cast?

In connection with the election of the directors, you are entitled to cast one vote for each Susquehanna share held by you for each of the 14 nominees, but you may not cumulate your votes in favor of a particular nominee. Votes may be cast in favor of or be withheld with respect to each of the 14 nominees.

In connection with the proposal to approve the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the proposal to approve, in an advisory vote, Susquehanna’s executive compensation, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

What vote is required to approve each item on the agenda?

•	The director nominees will be elected by a plurality of the votes cast at Susquehanna’s Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve, in an advisory vote, Susquehanna’s executive compensation.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ended December 31, 2013.

What is a quorum?

The presence at Susquehanna’s Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular matter will constitute a quorum for the purposes of that matter, and if a quorum is present then the shareholders can continue to do business until adjournment. Votes withheld in the election of directors are treated as present for purposes of determining a quorum. If your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm. If your broker votes your shares on this proposal you will be deemed present for purposes of determining a quorum.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under applicable New York Stock Exchange (“NYSE”) rules, brokers cannot exercise discretion to vote shares in an uncontested election of directors or on matters relating to executive compensation (each, a “non-routine” proposal) if the shareholder does not give the broker voting instructions for these matters. To the extent that brokers have not received voting instructions, brokers report such number of shares as “non-votes.” Accordingly, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms, if your shares are held in “street name” and you wish to vote your shares on: (1) the election of directors, (2) approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan and (3) approval, in an advisory vote, of Susquehanna’s executive compensation, you must give your broker voting instructions for these proposals.

How are broker non-votes and abstentions counted?

Broker non-votes will have no effect on the votes for (1) the election of directors; (2) approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; (3) approval, in an advisory vote, of Susquehanna’s executive compensation; or (4) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

Abstentions will have the same effect as a vote “AGAINST” the proposals for (1) approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; (2) approval, in an advisory vote, of Susquehanna’s executive compensation; and (3) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

May I change my mind after voting by proxy?

Proxies are voted at the shareholder meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record, you can write to Susquehanna’s Corporate Secretary, Attn: Lisa M. Cavage, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

Broadridge Financial Solutions, Inc., Susquehanna’s Tabulation Agent and the Judge of Elections, will tabulate the votes cast by proxy or in person at Susquehanna’s Annual Meeting.

Susquehanna will report the results on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following its annual meeting.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

If you submit a properly executed proxy that is received before or at Susquehanna’s Annual Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” each of the fourteen (14) director nominees presented in this proxy statement; “FOR” approval of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan; “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card. If you are an employee participant in a Susquehanna Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

What if I am a participant in the former Abington Bank ESOP or Graystone Tower Bank ESOP?

If you are a participant in the former Abington Bank or Graystone Tower Bank Employee Stock Ownership Plan (“ESOP”), the return of your marked proxy card or the electronic voting of your plan shares as described in this document will constitute voting instructions to the trustee or administrator of that plan as to the manner in which shares allocated to you under the plan should be voted. Under the terms of the plans, the trustee or administrator is responsible for voting all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares allocated to his or her plan account.

For each of the plans, the trustee or administrator will vote the allocated plan shares in accordance with the instructions received by the plan’s participants. If you do not submit voting instructions, the plan trustee or administrator will not vote the shares allocated to your account. In order to give the trustee or administrator enough time to vote the plan shares, the deadline for returning your voting instructions for the Abington Bank ESOP and Graystone Tower Bank ESOP is 11:59 p.m. Eastern time on April 26, 2013.

Who may solicit proxies on Susquehanna’s behalf?

Susquehanna has engaged Phoenix Advisory Partners, a division of American Stock Transfer & Trust Company, LLC, to provide corporate governance advisory services and to solicit proxies on Susquehanna’s behalf in connection with Susquehanna’s Annual Meeting. Susquehanna has agreed to pay Phoenix Advisory Partners approximately $8,500 for its services, and has agreed to reimburse Phoenix Advisory Partners for all reasonable out-of-pocket expenses. Phoenix Advisory Partners has agreed to protect the security and confidentiality of non-public personal information concerning Susquehanna’s shareholders.

Additionally, Susquehanna’s directors, officers and employees may solicit proxies from Susquehanna’s shareholders. These persons will not receive any additional compensation for their efforts to this end. Susquehanna will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners. Susquehanna will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. If necessary, Susquehanna may request that you return your proxy card(s) by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how quickly proxy cards are returned.

Will any business be conducted at the meeting other than as specified above?

As of March 22, 2013, the Susquehanna Board of Directors did not know of any business to be presented for consideration at the respective meetings other than the matters described in this proxy statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the meeting. If, however, other matters are properly brought before a meeting or any adjournments thereof, the persons named in this proxy will have the discretion to vote or act on such matters at such meeting according to their best judgment.

What is the deadline for Susquehanna shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for Susquehanna shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the procedures set forth in Susquehanna’s Bylaws. All proposals and notifications should be addressed to the Corporate Secretary. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by Susquehanna’s Corporate Secretary no later than November 22, 2013. Proposals to be considered at next year’s annual meeting, that will not be included in Susquehanna’s proxy statement and proxy card for such meeting, must be received by Susquehanna’s Corporate Secretary no later than January 3, 2014 and must comply with all applicable requirements of Susquehanna’s Bylaws.

THE SUSQUEHANNA ANNUAL SHAREHOLDERS’ MEETING

Susquehanna will hold its 2013 Annual Meeting of Shareholders at 10:00 a.m. Eastern time, May 3, 2013, at the Susquehanna Learning and Resource Center, 3840 Hempland Road, Mountville, Pennsylvania. Susquehanna’s Board of Directors is providing you with this document in order to solicit your proxy for use at the Annual Meeting. We mailed this document and accompanying form of proxy to you on or about March 22, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND HOLDINGS OF SUSQUEHANNA MANAGEMENT

The number of shares of Susquehanna’s common stock deemed to be beneficially owned by each person Susquehanna knows to be the beneficial owner of at least five percent of Susquehanna’s common stock, each director, each nominee for director and each executive officer named in Susquehanna’s Summary Compensation Table in this proxy statement, and all directors, nominees and executive officers as a group as of March 1, 2013, is set forth in the following table.

Name of Beneficial Owner	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock	Percent of Shares Outstanding
5% Shareholders

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	15,676,753	—	15,676,753	8.41%

Dimensional Fund Advisors, LP 6300 Bee Cave Road Austin, TX 78746	11,698,164	—	11,698,164	6.27%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	10,460,683	—	10,460,683	5.61%

Directors, Nominees for Director and Named Executive Officers

Anthony J. Agnone, Sr.(2)(3)	91,669	5,000	96,669	*
Wayne E. Alter, Jr.(2)	60,268	17,750	78,018	*
Gregory A. Duncan	49,098	—	49,098	*
Henry R. Gibbel(2)(4)	630,975	—	630,975	*
Bruce A. Hepburn(2) (5)	37,992	17,750	55,742	*
Donald L. Hoffman(2) (6)	151,914	8,000	159,914	*
Drew K. Hostetter	61,410	77,720	139,130	*
Sara G. Kirkland(2)	12,805	—	12,805	*
Jeffrey F. Lehman(2)	25,933	11,310	37,243	*
Michael A. Morello(2)(7)	224,087	11,000	235,087	*
Scott J. Newkam(2)	19,937	5,000	24,937	*
Robert E. Poole, Jr.(2)	163,918	11,310	175,228	*
Michael M. Quick	72,647	77,720	150,367	*
William J. Reuter(2)	98,718	163,800	262,518	*
Andrew S. Samuel(2)(8)	84,952	100,443	185,395	*
Christine Sears(2)(9)	18,916	5,000	23,916	*
James A. Ulsh(2)(10)	41,201	5,000	46,201	*
Robert W. White(11)	370,457	709,854	1,080,311	*
Roger V. Wiest, Sr.	65,268	17,750	83,018	*
All Directors and Executive Officers as a Group (20 individuals)(12)	2,289,149	1,244,407	3,533,556	1.88%

*	Less than one percent.
(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with the spouse or children living in the same household; individually by the spouse or children living in the same household; or as trustee, custodian or guardian for minor children living in the same household. The number of shares and percent of shares outstanding beneficially owned by BlackRock, Inc., Dimensional Fund Advisors, LP, and The Vanguard Group is based on information included in the Schedule 13G/A filed by the entity with the Securities and Exchange Commission. Shareholding information for Susquehanna’s directors and officers is based on information contained in its records and on information received from each director and officer.
(2)	Nominee to the board for a one-year term.
(3)	Mr. Agnone has sole beneficial ownership of 91,201 shares. Mr. Agnone’s wife has sole beneficial ownership of 468 shares.
(4)	Mr. Gibbel has sole beneficial ownership of 16,022 shares and shares beneficial ownership of 1,329 shares as custodian for his children. Mr. Gibbel is an officer of Penn Charter Mutual Insurance Company and Lititz Mutual Insurance Company. These two organizations hold 28,125 shares and 585,499 shares respectively, to which Mr. Gibbel disclaims beneficial ownership.
(5)	Mr. Hepburn has sole beneficial ownership of 32,774 shares and shares beneficial ownership of 4,218 shares that are held in a family trust. In addition, Mr. Hepburn’s wife has sole beneficial ownership of 1,000 shares.
(6)	Mr. Hoffman has sole beneficial ownership of 56,132 shares. Mr. Hoffman shares beneficial ownership of 800 shares held as custodian for his grandchildren. Mr. Hoffman shares beneficial ownership of 94,982 shares held in a trust.
(7)	Mr. Morello has sole beneficial ownership of 110,268 shares. Mr. Morello’s wife has sole beneficial ownership of 40,000 shares. Mr. Morello’s daughter has sole beneficial ownership of 33,643 shares held directly and 1,250 shares held in her IRA Account. Mr. Morello’s son has sole beneficial ownership of 33,676 shares held directly and 1,250 shares held in his IRA Account. In addition, 4,000 shares are held by Stardust Development Company, LLC, of which Mr. Morello is the owner.
(8)	Mr. Samuel has sole beneficial ownership of 77,001 shares and holds 7,951 shares in his ESOP.
(9)	Ms. Sears has sole beneficial ownership of 15,268 shares. Ms. Sears shares beneficial ownership of 3,400 shares with her husband and Ms. Sears’s husband has sole beneficial ownership of 248 shares.
(10)	Mr. Ulsh has sole beneficial ownership of 32,013 shares and holds 8,490 shares in a 401(k) plan. Mr. Ulsh’s wife has sole beneficial ownership of 698 shares.
(11)	Options amount represents options granted to Mr. White by Abington Bank prior to the acquisition of Abington by Susquehanna.
(12)	Includes Michael W. Harrington who became an executive officer effective February 22, 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Susquehanna’s Board currently consists of 16 members. Mr. Peter DeSoto and Mr. Guy Miller retired from service on the Board of Directors effective as of the 2012 Annual Meeting. Mr. Eddie L. Dunklebarger retired from service on the Board of Directors effective as of November 16, 2012. Mr. Roger V. Wiest, Sr. has attained the mandatory retirement age for service on the Board of Directors and will retire at the Annual Meeting. Mr. Robert W. White has chosen not to be renominated by the Board of Directors. The Board has set the number of directors at 14 and has nominated 14 of the current directors for re-election at Susquehanna’s Annual Meeting. If elected, each nominee shall hold office until Susquehanna’s annual meeting next succeeding his or her election and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation, retirement or removal from office. The candidates nominated who receive the highest number of votes among the nominees will be elected (subject to our recently adopted Director Resignation Policy, which would require any nominee who fails to receive more votes in favor of such nominee’s election than withheld with respect to such nominee’s election to tender his or her resignation). You are entitled to cast one vote for each Susquehanna share held by you for each of the 14 nominees. You are not entitled to cumulate your votes. Each of the nominees has consented to serve, if elected.

Nomination Criteria

Susquehanna’s Nominating and Corporate Governance Committee has determined that no one single criterion should be given more weight than any other criterion when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the committee considers a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether he or she has any experience in the banking industry. The Nominating and Corporate Governance Committee also considers whether a potential nominee resides or does business in the geographic areas in which Susquehanna operates, and whether a potential nominee has had any prior experience serving on one of Susquehanna’s subsidiary’s boards of directors. The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. However, Susquehanna’s Corporate Governance Guidelines provide that the number and composition of the Board should allow for a diversity of perspectives and backgrounds. The Nominating and Corporate Governance Committee may consider the diversity of the professional experience, education, geographic location, relevant technical skills and the extent to which the nominee would fill a present need on Susquehanna’s Board when identifying director nominees. The Nominating and Corporate Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or Board members, as described above. Any nominee to the Board proposed by a shareholder must consent in writing to such nomination.

Nominees

Upon the recommendation of Susquehanna’s Nominating and Corporate Governance Committee, Susquehanna’s Board has nominated fourteen (14) persons to the Board, all of whom are current members of the Board.

The name and age, as of December 31, 2012, of the nominees to the Susquehanna Board and their biographical summaries, including their business experience and qualifications, are as follows:

Anthony J. Agnone, Sr.

Age 59

Director Since 2008

Mr. Agnone is the owner and President of Eastern Athletic Services in Hunt Valley, Maryland, a full-service organization providing pre-draft counseling; contract negotiations; financial, budget and tax planning; and marketing and endorsement opportunities to professional athletes and broadcasters, which Mr. Agnone founded in 1978. He has been an adjunct member of the faculty of the University of Baltimore School of Law since 1998 as well as a member of the board of directors of the Sports Lawyers Association since 1984, where he is currently serving as president. The Board has determined that Mr. Agnone’s 30+ years as an investor, entrepreneur and business owner, which experience has included handling personnel issues, managing budgeting and accounting matters, and conducting risk assessments, as well as his prior years of service as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s Board.

Wayne E. Alter, Jr.

Age 60

Director Since 2001

Mr. Alter has been the Chairman and Chief Executive Officer of DynaCorp, Inc., a real estate development and management company located in Hagerstown, Maryland, since 1988. He is also a Managing Member of each of the following real estate ownership and management companies: Fountain Vista, LLC, Kensington LLC, Collegiate Acres LLC, Black Rock Meadows LLC, Kensington Commercial Center LLC and the Alter Family Reserve, LLC. Mr. Alter is the Chairman of First Action Security Team, Inc., a nationwide product distributor in the security industry based in Hagerstown, Maryland. He is also the Chairman of Dynamark Monitoring, Inc., a nationwide security monitoring company based in Hagerstown, Maryland. The Susquehanna Board has determined that Mr. Alter’s extensive business experience, service on numerous professional and civic organizations, specifically his service as past chairman of the audit committee for Hagerstown Community College and past chairman of the compensation committee for Washington County Health System, Inc., as well as his prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s Board.

Henry R. Gibbel

Age 53

Director Since 2011

Mr. Gibbel has been the President and Chief Operating Officer of Lititz Mutual Insurance Company located in Lititz, Pennsylvania since 2008. He also serves as President and Chief Operating Officer of Penn Charter Mutual Insurance Company, Pennsylvania, Farmers’ and Mechanics’ Mutual Insurance Company and Livingston Mutual Insurance Company, each located in Lititz, Pennsylvania. He has served in executive positions at Lititz Mutual Insurance Company and Penn Charter Mutual Insurance Company since 1987, at Farmers’ and Mechanics’ Mutual Insurance Company since 1999 and at Livingston Mutual Insurance Company since 2000. The Susquehanna Board has determined that Mr. Gibbel’s leadership roles, community service and prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s Board.

Bruce A. Hepburn

Age 70

Director Since 2002

Mr. Hepburn has been a certified public accountant since 1967 and has been self-employed in Lancaster County, Pennsylvania as such since 1994. Mr. Hepburn currently serves as the Independent Lead Director of Susquehanna and has served in this position since January 2011. Previously, Mr. Hepburn was the Chief

Financial Officer of Woodstream Corporation, a publicly held company, and also the President and part owner of Tatco, Inc., a building products distributor. The Susquehanna Board has determined that Mr. Hepburn’s expertise in accounting and financial statement preparation and review, his prior business experience, as well as his prior years of service as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s Board.

Donald L. Hoffman

Age 70

Director Since 2007

Mr. Hoffman has been the Chief Executive Officer and Chief Financial Officer of Hoffman’s Catering located in Hagerstown, Maryland since 1993. He has also been the Chief Executive Officer and Chief Financial Officer of Security Road, LLC, a retailer and wholesaler of meats, in Hagerstown, Maryland, since 2006. Mr. Hoffman was the President and Chief Executive Officer of Roy L. Hoffman & Sons, Inc., a meat processing, manufacturing, distribution and catering company located in Hagerstown, Maryland, from 1968 to 2011. The Board has determined that Mr. Hoffman’s extensive business experience as a small business owner in one of Susquehanna’s primary geographic regions, his civic service, and his prior experience as a director of one of Susquehanna’s subsidiary banks qualify him to serve as a member of Susquehanna’s Board.

Sara G. Kirkland

Age 64

Director Since 2011

Ms. Kirkland has been a Senior Vice President of Susquehanna University in Selinsgrove, Pennsylvania since January 2012. From May 2001 to December 2011, she served as the Executive Vice President for Administration & Planning at Susquehanna University. From July 2000 to February 2001, she served as Acting President of Susquehanna University. From 1985 to her appointment as Executive Vice President in 2001, she served as Vice President for University Relations. The Susquehanna Board has determined that Ms. Kirkland’s knowledge of finance, facilities, human resources, risk management, and public communications as well as her prior experience as a director of one of Susquehanna’s subsidiary banks qualify her to serve as a member of Susquehanna’s Board.

Jeffrey F. Lehman

Age 60

Director Since February 2012

Mr. Lehman is President and Chief Executive Officer of Shank’s Extracts, Inc., located in Lancaster, Pennsylvania. Mr. Lehman served as a director of Tower Bancorp, Inc. (“Tower”) from March 2009 until February 2012, at which time Mr. Lehman was appointed as a director of Susquehanna in connection with the merger of Susquehanna and Tower. The Susquehanna Board has determined that Mr. Lehman’s entrepreneurial business experience and his executive leadership and management expertise qualify him to serve as a member of Susquehanna’s Board.

Michael A. Morello

Age 59

Director Since 2006

Mr. Morello is the owner of Stardust Development Company, LLC, a self-storage and real estate development company located in Marmora, New Jersey, and Stagecoach Investors, LLC and Nine & Stagecoach, LLC, both real estate development companies located in Marmora, New Jersey. Mr. Morello is also the owner of Chocolates in Paradise, LLC, a Kilwins Chocolate franchise located in Key West, Florida. Mr. Morello is the former owner and Chief Executive Officer of Minot Food Packers, Inc., a private-label food processing company located in Bridgeton, New Jersey. The Susquehanna Board has determined that Mr. Morello’s entrepreneurial business skills and his prior experience as a director of one of Susquehanna’s subsidiary banks qualify him to serve as a member of Susquehanna’s Board.

Scott J. Newkam

Age 62

Director Since 2007

Mr. Newkam is the retired Chairman, President and Chief Executive Officer of Hershey Entertainment & Resorts Company, a private company that owns and operates resort and entertainment facilities in Hershey, Pennsylvania. Prior to his tenure as Chairman, President and Chief Executive Officer, Mr. Newkam served in various positions with Hershey from 1981 to 1999 where, as a certified public accountant, he supervised and was actively involved in the preparation of financial statements. From 2003 through 2007, Mr. Newkam served as a director of Community Banks, Inc., a public company that was acquired by Susquehanna in 2007. The Susquehanna Board has determined that Mr. Newkam’s expertise in accounting and financial statement preparation and review, his prior employment as the controller of a financial institution, and his previous service as a director of one of Susquehanna’s subsidiary banks qualify him to serve as a member of Susquehanna’s Board.

Robert E. Poole, Jr.

Age 62

Director Since February 2012

Mr. Poole is Chairman, President and Chief Executive Officer of S&A Homes, Inc., Poole Anderson Construction and Allied Mechanical & Electrical, Inc., each located in State College, Pennsylvania. Mr. Poole served as a director of Tower from March 2009 until February 2012, at which time Mr. Poole was appointed as a director of Susquehanna in connection with the Tower merger. The Susquehanna Board has determined that Mr. Poole’s broad experience as a business leader and major regional developer focusing on commercial and residential real estate and his stature as a community leader within the State College region qualify him to serve as a member of Susquehanna’s Board.

William J. Reuter

Age 63

Director Since 1999

Mr. Reuter has served as the Chief Executive Officer of Susquehanna since 2001 and as the Chairman of the Board since 2002. Mr. Reuter has been the Chairman of the board of Susquehanna Bank since 2001. The Susquehanna Board has determined that Mr. Reuter’s 35+ years in leadership roles within the banking industry qualify him to serve as a member of Susquehanna’s Board.

Andrew S. Samuel

Age 50

Director Since February 2012

Mr. Samuel has served as President and Chief Revenue Officer of Susquehanna since February 2012 when he was appointed as a director of Susquehanna in connection with the Tower merger. Prior to the Tower merger, Mr. Samuel served as Chairman and Chief Executive Officer of Tower and Chief Executive Officer of Graystone Tower Bank from March 2009 to February 2012, and served as Chairman, President and Chief Executive Officer of Graystone Financial Corp. from 2006 to March 2009 and of Graystone Bank from November 2005 to March 2009. Mr. Samuel was previously Market Chief Executive Officer of Sovereign Bank from January through June 2005 and President and Chief Operating Officer of Waypoint Bank and Senior Executive Vice President, Banking Division of Waypoint Bank from 1996 through January 2005. The Susquehanna Board has determined that Mr. Samuel’s 20+ years of banking experience in Central Pennsylvania, as well as his strategic, executive leadership and management expertise, qualify him to serve as a member of Susquehanna’s Board.

Christine Sears

Age 57

Director Since 2007

Ms. Sears, a certified public accountant, is an Executive Vice President and the Chief Operating Officer of Penn National Insurance, an insurance company located in Harrisburg, Pennsylvania. From 2007 to April 2010, Ms. Sears was an Executive Vice President and the Chief Financial Officer of Penn National Insurance. Ms. Sears joined Penn National in 1980 and has held various management positions within the company since that time. The Susquehanna Board has determined that Ms. Sears’s expertise in accounting and financial statement preparation, evaluation and controls, her responsibility for human resources issues including compensation and benefits, her oversight responsibilities for information technology, her extensive community and industry involvement, as well as her prior experience as a director of one of Susquehanna’s subsidiary banks, qualify her to serve as a member of Susquehanna’s Board.

James A. Ulsh

Age 66

Director Since 2007

Mr. Ulsh has been a practicing attorney and shareholder of Mette, Evans & Woodside, a law firm located in Harrisburg, Pennsylvania, since 1973. The Susquehanna Board has determined that Mr. Ulsh’s 35+ years of legal experience representing business enterprises, professional entities, and banks and financial services providers, his civic service, as well as his prior experience as a director of one of Susquehanna’s subsidiary banks, qualify him to serve as a member of Susquehanna’s Board.

Vote Required

The director nominees will be elected by a plurality of the votes cast at Susquehanna’s Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

APPROVAL OF THE SUSQUEHANNA BANCSHARES, INC. 2013 OMNIBUS EQUITY COMPENSATION PLAN

On February 22, 2013, our Board of Directors adopted, subject to approval by our shareholders at the Annual Meeting, the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan (the “2013 Plan” or the “Plan”). Our Board of Directors has directed that the proposal to approve the Plan be submitted to our shareholders for their approval at the Annual Meeting. Shareholder approval is being sought (i) in order to meet the NASDAQ listing requirements, (ii) so that compensation attributable to grants under the Plan may qualify for an exemption from the deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) (see discussion of “Federal Income Tax Consequences of the Plan” below), and (iii) in order for incentive stock options to meet the requirements of the Code.

We currently maintain the Susquehanna Bancshares, Inc. 2005 Equity Compensation Plan, as amended (the “2005 Plan”). The total number of shares remaining available for issuance under the 2005 Plan as of March 1, 2013 is 466,994 shares. Our Board of Directors believes it is advisable to adopt a new comprehensive incentive compensation plan which will serve as the successor incentive compensation plan to the 2005 Plan and provide the Company with an omnibus plan to design and structure grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards for selected individuals in our employ or service. Our Board of Directors believes that the availability of (i) 4,000,000 new shares of our common stock, plus (ii) the number of shares of our common stock subject to outstanding grants under the 2005 Plan as of the date of the Annual Meeting, plus (iii) the number of shares of our common stock remaining available for issuance under the 2005 Plan but not subject to previously exercised, vested or paid grants as of the date of the Annual Meeting, for issuance under the 2013 Plan will ensure that we continue to have a sufficient number of shares available to achieve our compensation strategy. The Board of Directors has determined that the number of shares of common stock currently available for issuance or transfer under the 2005 Plan is not sufficient in view of our compensation structure and strategy.

When analyzing the number of new shares that should be available under the 2013 Plan, the Board of Directors considered a number of factors including, without limitation, the number of shares available under the 2005 Plan, the full dilution level for Susquehanna’s top investors based on the total shares available for grant under the 2013 Plan and Susquehanna’s projected three year burn rate which is projected to be significantly less than (i) the mean standard deviation of its industry group, plus one percent, and (ii) 2% of Susquehanna’s fiscal year-end total basic weighted average common shares. Susquehanna determines its annual burn rate by taking the sum of the number of stock options granted and full value shares awarded (applying a premium to full value shares based on Susquehanna’s annual stock price volatility) during the year, divided by Susquehanna’s weighted average common shares outstanding during the year. The Board of Directors believes that our interests and the interests of our shareholders will be advanced if we can continue to offer our employees, notably at the senior management level, the opportunity to acquire or increase their proprietary interests in us. In addition, the 2013 Plan will permit awards to be structured to meet the “qualified performance-based compensation” exception under section 162(m) of the Code.

If the 2013 Plan is approved by our shareholders, then the 2005 Plan will be merged with and into the 2013 Plan, no further grants will be made under the 2005 Plan, and shares with respect to all grants outstanding under the 2005 Plan will be issued or transferred under the 2013 Plan.

As of March 1, 2013, there are (i) 2,252,861 shares of our common stock subject to outstanding grants under the 2005 Plan and (ii) 466,994 shares of our common stock remaining available for issuance under the 2005 Plan but not subject to previously exercised, vested or paid grants. For purposes of determining the number of shares that will be available for issuance under the 2013 Plan, if approved by our shareholders, the numbers in (i) and

(ii) will be adjusted for grants, exercises and forfeitures under the 2005 Plan, as applicable, between March 1, 2013 and the date of the Annual Meeting.

If approved by our shareholders, the 2013 Plan will become effective on May 3, 2013.

The material terms of the 2013 Plan are summarized below. A copy of the full text of the 2013 Plan is attached to this Proxy Statement as Annex A. This summary of the 2013 Plan is not intended to be a complete description of the 2013 Plan and is qualified in its entirety by the actual text of the 2013 Plan to which reference is made.

Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights (“SARs”)

•	Dividend equivalents

•	Other stock-based awards

The Plan authorizes a number of shares of our common stock for issuance equal to the sum of the following: (i) 4,000,000 new shares, plus (ii) the number of shares of our common stock subject to outstanding grants under the 2005 Plan as of the date of the Annual Meeting, plus (iii) the number of shares of our common stock remaining available for issuance under the 2005 Plan but not subject to previously exercised, vested or paid grants as of the date of the Annual Meeting, in each case, subject to adjustment in certain circumstances as described below.

The Plan provides that the maximum aggregate number of shares of our common stock with respect to which grants may be made to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. If dividend equivalents are granted, a grantee may not accrue more than $1,000,000 of such dividend equivalents during any calendar year.

If and to the extent options (including options granted under the 2005 Plan) and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards (including stock awards or stock units granted under the 2005 Plan), are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes will be available again for issuance or transfer under the Plan. If any grants are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such grants will also be available for future grants. Upon the net exercise of an option or the exercise of a SAR, then both for purposes of calculating the number of shares of common stock remaining available for issuance under the Plan and the number of shares of common stock remaining available for exercise under the option or SAR, the number of such shares will be reduced by the net number of shares for which the option or SAR is exercised, and without regard to any cash settlement of a SAR.

Administration. The Plan will be administered and interpreted by the Compensation Committee. Ministerial functions may be performed by an administrative committee of our employees appointed by the Compensation Committee.

The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Plan. The Compensation Committee presently consists of Wayne E. Alter, Jr., Anthony J. Agnone, Sr., Bruce A. Hepburn and Michael A. Morello, each of whom is a non-employee member of our Board of Directors.

Eligibility for Participation. All of our employees, non-employee directors, consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Plan. As of March 1, 2013, approximately 200 persons are eligible as employees and non-employee directors to receive grants under the Plan. The Compensation Committee is authorized to select the persons to receive grants from among those eligible and will determine the number of shares of our common stock that are subject to each grant.

Vesting. The Compensation Committee determines the vesting of awards granted under the Plan.

Types of Awards.

Stock Options

The Compensation Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Compensation Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will not be less than the fair market value of our common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of our common stock on the date of grant.

The Compensation Committee will determine the term of each option which will not exceed 10 years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The maximum aggregate number of shares of our common stock with respect to which ISOs may be granted under the Plan is 2,500,000, subject to adjustment in accordance with the terms of the Plan.

The Compensation Committee will determine the terms and conditions of options, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any options. Except as provided in the grant instrument or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) in certain circumstances as permitted by the Compensation Committee, by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Compensation Committee, by surrender of the vested portion of the option to us for an appreciation distribution payable in shares of our common stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of our common stock subject to the surrendered portion exceeds the aggregate exercise price, or (v) by another method approved by the Compensation Committee.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria, including the achievement of specific performance goals, as the Compensation Committee determines.

The Compensation Committee will determine the number of shares of our common stock subject to the grant of stock awards and the other terms and conditions of the grant including whether the grantee will have the right to vote shares of our common stock and to receive dividends paid on such shares during the restriction period. Unless the Compensation Committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Units

The Compensation Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a share of our common stock or an amount based on the value of a share of our common stock at a future date. The Compensation Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

The Compensation Committee may grant dividend equivalents in connection with grants of stock units made under the plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of our common stock or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the Compensation Committee.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will be paid an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. Such payment to the grantee will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee. The Compensation Committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Compensation Committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of our common stock on the date the SAR is granted. The Compensation Committee will determine the terms and conditions of SARs, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards

The Compensation Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of our common stock, and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. The terms and conditions for other stock-based awards will be determined by the Compensation Committee.

Qualified Performance-Based Compensation. The Plan permits the Compensation Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences of the Plan” below). Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: earnings or earnings growth (including but not limited to earnings per share or net income); economic profit; shareholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total shareholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including, without limitation, capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; or achievement of risk management objectives. Such performance goals may also be particular to an employee or the division, department, branch, line of business, subsidiary or other unit in which the employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Compensation Committee.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the Compensation Committee will make adjustments as it deems appropriate in the maximum number of shares of our common stock reserved for issuance as grants, the maximum number of shares of our common stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control. Upon a change of control, the Compensation Committee may determine that effective upon the date of the change of control:

•	All outstanding options and SARs will automatically accelerate and become fully exercisable;

•	The restrictions and conditions on all outstanding stock awards will immediately lapse; and

•

All stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value, or in such greater amounts as the Compensation Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may also take any of the following actions with respect to any or all outstanding grants under the Plan:

•

Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantees’ unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Compensation Committee deems appropriate; or

•

Determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In general terms, a change of control under the Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 30% of our then outstanding voting securities;

•

if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	if at least a majority of the Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination.

For any grants subject to the requirements of Section 409A (discussed below) that will become payable on a change of control, the transaction constituting a change of control must also constitute a change of control even for purposes of Section 409A.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Compensation Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Compensation Committee may determine.

Participants Outside of the United States. If any individual who receives a grant under the Plan is subject to taxation in a country other than the United States, the Compensation Committee may make the grant on such terms and conditions as the Compensation Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options. Except as set forth in the Plan, neither our Board nor the Compensation Committee can amend the price of outstanding options or SARs under the Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior shareholder approval.

Clawback Policy. All grants made under the Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Plan.

Amendment and Termination of the Plan. Our Board may amend or terminate the Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements.

Shareholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by our shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which our shareholders previously approved the Plan.

New Plan Benefits. Grants under the 2013 Plan are discretionary, so it is currently not possible to predict the number of shares of our common stock that will be granted or who will receive grants under the 2013 Plan after the Annual Meeting. The Compensation Committee has previously approved the following performance stock unit grants, which are subject in all respects to shareholder approval of the 2013 Plan and the performance stock unit grants, as set forth in the table below. The table includes the target number of performance stock units as well as the threshold and stretch number of performance stock units that may become earned and vested. The number of shares of our common stock that become earned and vested will be based on the actual performance level achieved with respect to the performance stock unit grants, as described more fully in the “Compensation Discussion and Analysis” section of this proxy statement. The dollar values of the performance stock unit grants are currently not possible to predict as they will become earned and vested based on the actual performance level achieved with respect to the awards and their value will be dependent on the value of our common stock at such time.

NEW PLAN BENEFITS

Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan

Name and Position	Number of Performance Stock Units
	Threshold	Target	Stretch
William J. Reuter, Chairman of the Board and Chief Executive Officer	66,188	135,696	163,499
Drew K. Hostetter, Executive Vice President and Chief Financial Officer	15,920	32,057	42,949
Gregory A. Duncan, Executive Vice President and Chief Operating Officer	14,950	30,102	40,330
Michael M. Quick, Executive Vice President and Chief Corporate Credit Officer	14,716	29,631	39,699
Andrew S. Samuel, President and Chief Revenue Officer	18,687	37,628	50,413
Executive Group (6 persons)*	142,352	289,059	368,972
Non-Executive Director Group	—	—	—
Non-Executive Officer Employee Group (7 persons)	41,983	84,558	113,509

*	Includes Michael W. Harrington who became an executive officer effective February 22, 2013.

The last reported sale price of a share of our common stock on March 1, 2013, was $11.72 per share.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be structured to meet the qualified performance-based compensation exception under section 162(m) of the Code if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SUSQUEHANNA BANCSHARES, INC. 2013 OMNIBUS EQUITY COMPENSATION PLAN.

PROPOSAL NO. 3

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and return to shareholders. The Susquehanna Compensation Committee has a strong pay-for-performance philosophy and, as a result, the compensation paid to Susquehanna’s named executive officers is generally aligned with Susquehanna’s performance on both a short-term and a long-term basis. Susquehanna experienced strong financial growth in 2012 and successfully integrated Tower following our acquisition of Tower on February 17, 2012. In connection with the Tower acquisition and other organic growth, Susquehanna’s asset base has grown to approximately $18 billion, and Susquehanna has dramatically increased its lending capabilities in the Mid-Atlantic region, operating in four states with more than 260 branch locations.

2012 was also Susquehanna’s first calendar year following the acquisition of Tower. As a result, the Compensation Committee retained McLagan as its independent compensation consultant to, among other things, update the peer group and benchmark named executive officer compensation based on a revised peer group in light of our expanded asset base. This benchmarking analysis showed that Susquehanna’s named executive officers’ total direct compensation (salary plus cash incentives and equity awards) was below the market median. Susquehanna also has instituted an annual shareholder outreach program, where members of our senior management engage certain institutional shareholders in discussions concerning our executive compensation program and other governance practices. As we evaluated our compensation programs in 2012, we considered the results from the shareholder advisory vote on say-on-pay from the 2012 Annual Meeting, suggestions made in conversations with our institutional shareholders, as well as the benchmarking analysis provided by McLagan described below, and implemented the following changes:

•	Structured annual incentive awards for 2012 that are intended to meet the “qualified performance-based compensation” exception under section 162(m) of the Code;

•	Established a long-term incentive program for 2013 that is tied to performance metrics focused on relative total shareholder return and return on tangible common equity; and

•	Amended and restated Susquehanna’s Supplemental Executive Retirement Plan to provide a more competitive level of retirement income and a retention incentive for the named executive officers.

Please see “Executive Officer Compensation—Compensation Discussion and Analysis” beginning on page 42 of this proxy statement for a more detailed discussion of the executive compensation programs in place for Susquehanna’s named executive officers in 2012.

Pursuant to the proxy rules under the Exchange Act and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Susquehanna is required to provide its shareholders with a separate non-binding shareholder vote to approve the compensation of Susquehanna’s executives, including the “Compensation Discussion and Analysis,” the compensation tables, and any other narrative disclosure in this proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Susquehanna’s executive compensation as described in this proxy statement. At the 2011 Annual Meeting, upon the recommendation of the Board of Directors, shareholders voted in favor of holding the advisory vote on an annual basis. Shareholders who do not wish to vote may abstain from voting.

Susquehanna shareholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty of the Board. Further, it will not affect any compensation paid or awarded to any executive. The Susquehanna Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of Susquehanna’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to Susquehanna’s long-term success and enhancement of shareholder value.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF SUSQUEHANNA’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE, IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

At Susquehanna’s Annual Meeting, a vote will be taken on a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2013. PwC has audited Susquehanna’s financial statements since 1982.

The Audit Committee expects to appoint PwC as the independent registered public accounting firm of Susquehanna and Susquehanna’s subsidiaries for the year ending December 31, 2013. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at Susquehanna’s Annual Meeting, the Board will review its future selection of independent registered public accounting firms. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Susquehanna and its shareholders. Representatives of PwC are expected to be present at Susquehanna’s Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ended December 31, 2013.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS SUSQUEHANNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Susquehanna’s business is managed under the direction of the Susquehanna Board. As part of its duties, the Board oversees Susquehanna’s corporate governance for the purpose of creating long-term value for shareholders and safeguarding Susquehanna’s relationships with Susquehanna’s employees, customers, suppliers, creditors and the communities in which Susquehanna does business. The Susquehanna Board considers the interests of all such parties when, together with Susquehanna’s management, it sets Susquehanna’s strategies and objectives. The Board also evaluates management’s performance in pursuing and achieving those strategies and objectives.

The Susquehanna Board has adopted a Code of Ethics that outlines the principles, policies and laws that govern all of Susquehanna’s activities and establishes guidelines for workplace conduct. The Code of Ethics applies to all of Susquehanna’s directors, officers and employees, including senior officers, and every director, officer and employee is required to comply with the Code of Ethics. You can find a copy of the Code of Ethics by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Code of Ethics of Susquehanna Bancshares, Inc.” A copy of the Code of Ethics may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Corporate Secretary. Susquehanna intends to disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on Susquehanna’s website, or by filing a Form 8-K with the SEC to the extent required by the listing standards for The Nasdaq Global Select Market.

Susquehanna’s Board has also adopted Corporate Governance Guidelines applicable to each member of the Board. You can find a copy of the Corporate Governance Guidelines by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Corporate Governance Guidelines.”

Composition of the Board of Directors and Independent Lead Director

Susquehanna’s Board currently consists of 16 directors, 13 of whom are independent. Mr. Reuter, Susquehanna’s Chief Executive Officer, also serves as the Chairman of Susquehanna’s Board. Bruce A. Hepburn serves as the Independent Lead Director. The duties, responsibilities and authorities of the Independent Lead Director are:

•	general leadership of the affairs of the independent directors;

•	preside at all executive sessions of the Board and at any Board meetings when the Chairman is not present;

•	serve as the non-exclusive liaison between the Chairman/Chief Executive Officer and the independent directors;

•	serve as a member of each Board committee;

•	provide advice and consultation to the Chairman/Chief Executive Officer;

•	monitor information delivered by the management team to the Board and provide input as to the quantity, quality and timeliness of such information;

•	organize the Board’s evaluation of the Chief Executive Officer;

•	interview Board nominees in consultation with the Nominating and Corporate Governance Committee;

•	oversee Board and director evaluations with counsel and the Nominating and Corporate Governance Committee Chairman.

When Mr. Hepburn was appointed Independent Lead Director, he was also appointed as a member of each of the Board’s five committees. Susquehanna believes that this structure is appropriate for Susquehanna because it enhances the effectiveness of the independent oversight by the Board. In addition, Susquehanna believes the

Chief Executive Officer is in the best position to focus the directors’ attention on the issues of greatest importance to the Company and its shareholders. In our view, the separation of these roles is not necessary because the Independent Lead Director acts as a counter-balancing voice to the combined Chief Executive Officer and Chairman position, similar to other public companies. Susquehanna’s Board, its Risk Committee, its Audit Committee and its Compensation Committee regularly consult with Susquehanna’s Chief Risk Officer to review the various types of risk that affect Susquehanna as a financial holding company and the company’s strategies to mitigate such risks.

Susquehanna Shareholder Communications with the Board

A Susquehanna shareholder who wishes to communicate with the Susquehanna Board may do so by sending his or her correspondence to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Board of Directors. Mr. Reuter will forward such correspondence to the Board’s Nominating and Corporate Governance Committee. Typically, Mr. Reuter will not forward to the Board communications from our shareholders that are of a personal nature or are not related to the duties and responsibilities of the Board.

Board Meetings

Susquehanna’s Board met 13 times during 2012. Each of the directors attended at least 75% of the Board’s meetings in 2012 and of the Board’s committee meetings in 2012 on which he or she served, during the period that he or she served as a director, except for Mr. DeSoto, who attended 67% of the Board meetings he was entitled to attend prior to his retirement from service on the Board of Directors at the 2012 Annual Meeting.

Susquehanna’s independent directors met three times in executive session in 2012, without any management directors or non-independent directors in attendance.

All of Susquehanna’s directors attended last year’s annual shareholders’ meeting. Susquehanna’s Board requires its members to attend all regularly scheduled Board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case-by-case basis. A director’s attendance record is considered by the Nominating and Corporate Governance Committee in its nominating process.

Board Independence

Susquehanna’s Board has determined that except for Messrs. Reuter, Samuel and White, all of its members are “independent” as defined under the listing standards for The Nasdaq Global Select Market. Mr. Reuter is Susquehanna’s Chairman and Chief Executive Officer. Mr. Samuel is Susquehanna’s President and Chief Revenue Officer. Mr. White retired as Senior Executive Vice President of Susquehanna Bank on October 1, 2012. Susquehanna’s Board believes that the Nasdaq independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and thus uses these requirements in assessing the independence of each of its members. In making its determination with respect to the independence of each director, the Board considered the amount and nature of loans made to directors as described on page 40. In making its determination with respect to the independence of each director, the Board did not consider any transactions by Susquehanna’s directors that are approved under Susquehanna’s written statement of policy with respect to related-party transactions as more fully described under “Certain Relationships and Related Person Transactions,” unless such transaction resulted in a per se independence disqualification under the Nasdaq independence rules.

Director Resignation Policy

On January 16, 2013, Susquehanna’s Board approved a Director Resignation Policy, which has been added to Susquehanna’s Corporate Governance Guidelines. Under the Director Resignation Policy, any director nominee who fails to receive more votes in favor of such director nominee’s election than withheld with respect to such director nominee’s election shall submit his or her resignation to the Board. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation.

The Nominating and Corporate Governance Committee will recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. In considering the resignation, the Nominating and Corporate Governance Committee and the Board will consider all of the relevant facts and circumstances. The Board will act on the tendered resignation, taking into consideration the Nominating and Corporate Governance Committee’s recommendation, and will publicly disclose its decision regarding the resignation within 130 days after the results of the election are certified. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term.

Susquehanna’s Board believes the Director Resignation Policy provides the shareholders with a substantially enhanced role in the director election process, while preserving flexibility for the Board to examine the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders.

Board Committees

In 2012 the Board maintained the following five standing committees: Audit; Compensation; Executive; Nominating and Corporate Governance; and Risk. As of December  31, 2012, the members of each committee were as follows:

2012 BOARD COMMITTEE COMPOSITION

Director	Audit	Compensation	Executive	Nominating and Corporate Governance	Risk
Agnone		Ö
Alter		Chairman	Ö	Ö
Gibbel	Ö
Hepburn	Ö	Ö	Ö	Ö	Ö
Hoffman				Ö
Kirkland				Ö	Ö
Lehman			Ö
Morello		Ö	Ö	Ö
Newkam	Chairman		Ö		Ö
Poole
Reuter			Chairman
Samuel
Sears	Ö				Ö
Ulsh			Ö		Chairman
White
Wiest			Ö	Chairman

Audit Committee

The Audit Committee held eight meetings in 2012. Each director who serves on the Audit Committee is “independent” for purposes of Rule 10A-3 promulgated under the Exchange Act and the listing standards for The Nasdaq Global Select Market. Susquehanna’s Board has determined that Bruce A. Hepburn, Scott J. Newkam and Christine Sears each are an “audit committee financial expert” as defined in Item 407(d)(5)(2) of Regulation S-K. The functions performed by the Audit Committee are:

•	meeting with Susquehanna’s independent registered public accounting firm and reviewing the scope and results of Susquehanna’s annual audit;

•	reviewing information pertaining to internal audits;

•

overseeing that Susquehanna’s management has maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to ensure an adequate system of internal control; and established and maintained processes to ensure compliance with applicable laws, regulations and corporate practices;

•	meeting with the Board on a regular basis to report the results of its reviews;

•	selecting the independent registered public accounting firm and reviewing periodically its performance and independence from management;

•	reviewing and approving Susquehanna’s Internal Audit Plan;

•	periodically meeting privately with Susquehanna’s independent registered public accounting firm, senior management and Susquehanna’s General Auditor; and

•	reviewing and approving transactions between Susquehanna and related parties.

The Audit Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Audit Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Audit Committee of Susquehanna Bancshares, Inc.”

Compensation Committee

The Compensation Committee held 10 meetings in 2012. Each director who serves on the Compensation Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions performed by the Compensation Committee are:

•	reviewing and approving key executive salaries and salary policy;

•	determining the salary and criteria for Susquehanna’s Chief Executive Officer;

•	administering Susquehanna’s equity compensation plans;

•	approving participants in Susquehanna’s Executive Deferred Income Plan;

•	reviewing and approving the design of any new supplemental compensation programs applicable to executive compensation; and

•	evaluating and reviewing with Susquehanna’s Chief Risk Officer Susquehanna’s incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary or excessive risk taking.

Please refer to the “Compensation Discussion and Analysis” section below for greater detail regarding the scope of authority of the Compensation Committee and the role of others, such as Susquehanna’s management and compensation consultants, in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Compensation Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.”

Compensation Committee Interlocks and Insider Participation

The members of Susquehanna’s Compensation Committee for fiscal year 2012 were Anthony J. Agnone, Sr., Wayne E. Alter, Jr., Bruce A. Hepburn and Michael A. Morello. None of the members of the Compensation

Committee were officers or employees of Susquehanna during fiscal year 2012. At December 31, 2012, Mr. Alter was indebted to Susquehanna’s banking subsidiary as described in the section “Certain Relationships and Related Person Transactions.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in 2012. Each director who serves on the Nominating and Corporate Governance Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market. The functions performed by the Nominating and Corporate Governance Committee are:

•	developing qualification criteria for Board members;

•	identifying individuals qualified to become Board members;

•	recommending director nominees to the Board for each annual meeting of shareholders; and

•	developing and recommending to the Board corporate governance policies and procedures applicable to Susquehanna.

The Nominating and Corporate Governance Committee reviews its Charter annually. You can find a current copy of Susquehanna’s Nominating and Corporate Governance Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.”

Executive Committee

The Executive Committee did not meet in 2012. Each director who serves on the Executive Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market, except for Mr. Reuter, Susquehanna’s Chief Executive Officer. The functions performed by the Executive Committee are:

•

discussing, analyzing and consulting with the Chief Executive Officer on issues related to the business affairs of Susquehanna, including, without limitation, strategic planning, mergers and acquisitions, human resources and banking/regulatory matters.

The Executive Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Executive Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Executive Committee of Susquehanna Bancshares, Inc.”

Risk Committee

The Risk Committee held four meetings in 2012. Except for Mr. Dunklebarger while he served on the Board and the committee, each director who serves on the Risk Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market. Mr. Dunklebarger was not “independent,” since he served as Susquehanna’s Vice Chairman and former President. The functions performed by the Risk Committee are:

•

reviewing and understanding the significant risk exposures facing Susquehanna and the steps management has taken to mitigate, manage and monitor such exposures including, without limitation, strategic, reputation, legal and regulatory, credit, financial (including liquidity and market), operational, technology and financial reporting risks;

•	understanding and reviewing the activities that management has in place to manage and monitor the significant risks to Susquehanna;

•

reviewing and approving designated enterprise policies and practices with respect to risk assessment, and annually presenting a report to the Board summarizing the Risk Committee’s review of Susquehanna’s methods for identifying and managing risks;

•	reviewing and understanding Susquehanna’s corporate risk profile and considering the impact of risk-taking incentives on the risk profile;

•	evaluating the overall levels of risk exposure and reviewing and approving high-level risk appetite (tolerance) statements for each risk category;

•	periodically receiving and reviewing a report containing the details of all litigation facing Susquehanna;

•

reviewing significant findings and management responses contained in reports of the Risk and Control Assessment Services unit, Susquehanna’s Corporate Audit department, Susquehanna’s Credit Review department, and regulatory agencies related to risk management issues, except to the extent subject to the jurisdiction of another committee of the Board pursuant to that committee’s charter;

•	annually reviewing the Community Reinvestment Act activities of Susquehanna and related Fair Lending Act monitoring results;

•	reviewing and approving the Bank Secrecy Act Program;

•	annually, or as required, reviewing the insurance programs and policies in place within Susquehanna, including coverages, limits, risk retention, claims, loss histories and related matters;

•	reviewing management’s reports on Susquehanna’s compliance with laws and regulations; and

•

reviewing management’s reports on the adequacy of Susquehanna’s business recovery and contingency planning activities, information security program including risks related to customer information, and significant third-party outsourcing, vendor, and operational outsourcing arrangements.

The Risk Committee’s Charter can be found by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Risk Committee of Susquehanna Bancshares, Inc.”

Risk Assessment

The Compensation Committee annually conducts a general companywide risk assessment of incentive compensation plans and programs in place for all employees. Based on this assessment, the Compensation Committee believes that Susquehanna’s approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk taking that could harm Susquehanna’s value or reward poor judgment by Susquehanna’s employees. Several features of Susquehanna’s programs reflect sound risk-management practices. Specifically, Susquehanna allocates compensation among base salary and short and long-term compensation target opportunities in such a way as not to encourage excessive risk-taking. Further, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business-segment metrics, a significant portion of the metrics that determine payouts for Susquehanna’s employees are based on companywide metrics. This is based upon Susquehanna’s belief that applying companywide metrics encourages decision-making that is in the best long-term interests of Susquehanna and Susquehanna’s shareholders as a whole. The mix of equity award instruments used under Susquehanna’s Long-Term Incentive Plan also mitigates risk, as awards have multi-year vesting that properly account for the time horizon of risk based on Susquehanna’s business objectives.

Susquehanna has also implemented certain policies that are designed to mitigate risk:

•

Susquehanna’s stock ownership guidelines require Susquehanna’s directors and named executive officers to own equity representing a significant multiple of their base salary or Board retainer and to retain this equity throughout their tenure;

•

Susquehanna has a recoupment policy (the “Recoupment Policy”) that allows Susquehanna to “claw-back” incentive compensation paid to all employees, including our named executive officers, upon certain recoupment events determined by the Compensation Committee tied generally to financial restatements; and

•

Susquehanna has an excessive and luxury expenditure policy (the “Excessive and Luxury Expenditure Policy”) that prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable.

The Recoupment Policy was originally adopted to comply with the Troubled Asset Relief Program (“TARP”) Regulations and allows Susquehanna to recoup or “claw-back” certain incentive compensation paid to the named executive officers and other key officers and employees in the event that a recoupment event as determined by the Compensation Committee has occurred. Susquehanna’s Board, upon the recommendation of the Compensation Committee, adopted and approved an amendment to the various incentive award plans and programs maintained by Susquehanna so that the provisions regarding the Recoupment Policy are included in each of Susquehanna’s incentive plans. Following the repayment of the TARP funds, the Compensation Committee adopted an amended and restated Recoupment Policy, which is substantially similar to the Recoupment Policy adopted to comply with TARP, except that this policy is discretionary and can apply to all employees of Susquehanna. The full text of the Recoupment Policy is attached as Exhibit 10.22 to Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Excessive and Luxury Expenditure Policy was also adopted to comply with the TARP Regulations and prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measures conducted in the normal course of business operations. Following the repayment of the TARP funds, the Compensation Committee determined that Susquehanna would continue to maintain this policy. The full text of the policy is available on Susquehanna’s website at www.susquehanna.net by following the links to “Investor Relations,” “Governance Documents,” and “Excessive and Luxury Expenditure Policy.”

Susquehanna’s Chief Risk Officer also discusses with the Compensation Committee, in general, the risks facing Susquehanna as identified through Susquehanna’s corporate risk assessment process. While Susquehanna faces significant credit and interest rate risk, none of the risks were considered unnecessary or excessive, or attributable to the acts of any of Susquehanna’s employees, but rather the result of the continuing uncertain and slowly improving economic conditions and rigorous regulatory environment facing all financial institutions.

Stock Ownership Guidelines

On February 24, 2011, the Compensation Committee recommended, and the Board approved, stock ownership guidelines for Susquehanna’s directors and corporate management team (which includes Susquehanna’s named executive officers). Under these guidelines, each director and member of Susquehanna’s corporate management team is expected to obtain within five years a set number of shares of company common stock, as set forth in the table below. Methods for acquiring stock include company grants of options or restricted shares, individual purchases, and, for employees, participation in the Employee Stock Purchase Plan through payroll deductions, in amounts not to exceed the maximum amount permitted under the Code.

Effective as of February 24, 2011, Susquehanna’s stock ownership guidelines are as set forth in the following table:

Position	Stock Ownership Guidelines
Susquehanna Directors
Board Member	Lesser of five times Board retainer or 6,000 shares
Newly Elected Board Member	Lesser of $20,000 or 2,000 shares within a year

Susquehanna Executives/Corporate Management
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
Other Executive Officers	Lesser of two times base salary or 40,000 shares
Member of Corporate Management	Lesser of two times base salary or 25,000 shares

Nominations by Susquehanna Shareholders

Susquehanna’s Bylaws provide that at each annual meeting, any holder of Susquehanna’s common stock may make additional nominations for election to the Board. Each nomination must be made in accordance with Susquehanna’s Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s secretary not less than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. For each person the shareholder proposes to nominate as a director, the notification must contain the information which is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to the rules promulgated by the SEC. The notice must also include certain information about the shareholder, including the shareholder’s name, address and telephone number, the number and class of shares owned by the shareholder, and a description of all agreements or arrangements entered into by the shareholder with respect to Susquehanna shares. Any nominee to the Board proposed by a shareholder must consent in writing to such nomination.

The Nominating and Corporation Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or Board members, as described above. In making the evaluation, the Committee may seek additional information on the nominee from either the nominee or the Susquehanna shareholder making the nomination.

DIRECTOR COMPENSATION

Susquehanna’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. Based on recommendations from Susquehanna’s compensation consultant, the fee schedule was revised effective July 1, 2012. A comparison of the previous fee schedule and the revised fee schedule is set forth in the table below. As a result of the mid-year change, the non-employee directors were compensated in the first half of 2012 in accordance with the previous fee schedule and in the second half of 2012 in accordance with the revised fee schedule.

	Previous Fee Schedule	Revised Fee Schedule(1)
Annual Retainer–(2)
Board Member	$25,000	$30,000
Independent Lead Director	$15,000	$30,000
Chairperson–Audit Committee	$10,000	$12,500
Chairperson–Compensation Committee	$7,000	$12,500
Chairperson–Nominating and Corporate Governance Committee	$5,000	$7,500
Chairperson–Risk Committee	$5,000	$7,500
Annual Equity Grant – Restricted Stock(3)	$25,000	$30,000
Board Meeting	$1,500	$1,500
Committee Meeting	$1,200	$1,200
Telephonic Board/Committee Meeting	60% of the in-person meeting fee	60% of the in-person meeting fee(4)

(1)	Effective July 1, 2012.
(2)	Annual Retainer amounts were paid in four installments, with two installments based on the previous fee schedule and two installments based on the revised fee schedule. For example, the four installments for the Board Member retainer were: $6,250, $6,250, $7,500, $7,500.
(3)	Usually made in February of each year. In 2012, such grants were made using the previous fee schedule amount of $25,000.
(4)	Under the previous fee schedule, single-topic teleconference meetings were not compensated; however, under the revised fee schedule all teleconference meetings are compensated, including single-topic.

Susquehanna’s non-employee directors received the following compensation from Susquehanna for their service on Susquehanna’s Board and its committees in 2012:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	All Other Compensation(3)	Total
Anthony J. Agnone, Sr.	$56,420	$24,995	—	$130	$81,545
Wayne E. Alter, Jr.	$69,170	$24,995	—	$130	$94,295
Peter DeSoto	$13,733	$24,995	—	$64	$38,792
Henry R. Gibbel	$49,400	$24,995	—	—	$74,395
Bruce A. Hepburn	$99,020	$24,995	—	$130	$124,145
Donald L. Hoffman	$50,400	$24,995	—	$130	$75,525
Sara G. Kirkland	$54,680	$24,995	—	—	$79,675
Jeffrey E. Lehman	$45,152	—	—	—	$45,152
Guy W. Miller, Jr.	$20,033	$24,995	—	$64	$45,092
Michael A. Morello	$62,120	$24,995	—	$130	$87,245
Scott J. Newkam	$78,690	$24,995	—	$130	$103,815
Robert E. Poole, Jr.	$39,392	—	—	—	$39,392
Christine Sears	$57,500	$24,995	—	$130	$82,625
James A. Ulsh	$53,150	$24,995	—	$130	$78,275
Robert W. White(4)	$12,900	—	—	$183,474	$196,374
Roger V. Wiest, Sr.	$60,330	$24,995	—	$130	$85,455

(1)	Includes the following fees received by each non-employee director for his or her service on the Board in 2012, as well as fees received for service on any committee of the Board in 2012:

Name	Susquehanna Board Fees and Annual Retainer*		Susquehanna Committee Fees**
Anthony J. Agnone, Sr.	$43,220		$13,200
Wayne E. Alter, Jr.	$42,620		$26,550
Peter DeSoto	$13,733		—
Henry R. Gibbel	$44,600		$4,800
Bruce A. Hepburn	$66,620	(5)	$32,400
Donald L. Hoffman	$44,600		$5,800
Sara G. Kirkland	$44,600		$10,080
Jeffrey E. Lehman	$39,392		$5,760
Guy W. Miller	$15,233		$4,800
Michael A. Morello	$44,120		$18,000
Scott J. Newkam	$43,100		$35,590
Robert E. Poole, Jr.	$39,392		—
Christine Sears	$43,100		$14,400
James A. Ulsh	$44,600		$8,550
Robert W. White	$12,900		—
Roger V. Wiest, Sr.	$42,800		$17,530

*	Includes an annual retainer in the amount of $27,500, which was paid in four quarterly installments of $6,250, $6,250, $7,500 and $7,500, respectively. Also includes payments for attendance at the Board’s strategic planning meeting.
**	Includes fees paid for any service on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee, Executive Committee or a special litigation committee, as well as any fees paid for being the Chairperson of any such committee.

Several of Susquehanna’s directors also serve on the board of directors of one or more of Susquehanna’s subsidiaries and received compensation from that subsidiary for his/her service to that company in 2012, as follows: Mr. Alter: $11,400; Mr. Hepburn: $21,240; Mr. Hoffman: $50,456 (including the amount Mr. Hoffman received under an executive supplemental income plan assumed by Susquehanna Bank pursuant to an acquisition); Mr. Ulsh: $20,240; and Mr. Wiest: $20,240.

(2)	On January 18, 2012, each non-employee member of the Board on that date was granted 2,705 shares of restricted stock vesting in full on the grant date. Please see Note 16 “Share-based Compensation” to the consolidated financial statements appearing in Susquehanna Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for a discussion of the valuation of these awards.

As of December 31, 2012, Susquehanna’s non-employee directors had the following aggregate number of outstanding option and restricted stock awards:

Director	Aggregate Number of Outstanding Option Awards		Aggregate Number of Outstanding Restricted Stock Awards
Anthony J. Agnone, Sr.	9,000		333
Wayne E. Alter, Jr.	21,750		333
Peter DeSoto	9,000		—
Henry R. Gibbel	—		—
Bruce A. Hepburn	21,750		333
Donald L. Hoffman	12,000		333
Sara G. Kirkland	—		—
Jeffrey E. Lehman	11,310		—
Guy W. Miller, Jr.	18,000		—
Michael A. Morello	15,000		333
Scott J. Newkam	9,000		333
Robert E. Poole, Jr.	11,310		—
Christine Sears	9,000		333
James A. Ulsh	9,000		333
Robert W. White	709,854	*	—
Roger V. Wiest, Sr.	21,750		333

*	Represents options granted to Mr. White by Abington Bank prior to the acquisition of Abington by Susquehanna.
(3)	Represents the dollar value of dividends paid on the restricted stock during 2012.
(4)	Mr. White retired from employment on October 1, 2012 and commenced receiving payments as a non-employee director on October 12, 2012. Mr. White received the following amounts shown as “All Other Compensation” on or prior to October 1, 2012: salary of $164,468, 401(k) match of $9,869, premiums for life insurance of $1,327, auto allowance of $7,500 and other miscellaneous compensation of $310.
(5)	Includes an annual retainer in the amount of $22,500, which was paid in four quarterly installments of $3,750, $3,750, $7,500 and $7,500, respectively, to Mr. Hepburn for service as the Independent Lead Director.

ANNUAL AUDIT INFORMATION

Report of the Susquehanna Audit Committee

On February 21, 2013, Susquehanna’s Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PwC, Susquehanna’s independent registered public accounting firm, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Susquehanna management has represented to the Audit Committee that the financial statements were prepared in accordance with GAAP.

The Susquehanna Audit Committee received from and discussed with PwC the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence). These items relate to that firm’s independence from Susquehanna. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with the maintenance of PwC’s independence. The Audit Committee also discussed with PwC any matters required to be discussed by PCAOB Auditing Standard AU 380 (Communication with Audit Committees).

Based on these reviews and discussions, the Susquehanna Audit Committee recommended to the Board that Susquehanna’s audited financial statements be included in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Susquehanna Bancshares, Inc. Audit Committee:	Scott J. Newkam, Chairman
Bruce A. Hepburn
Henry R. Gibbel
Christine Sears

Summary of Pre-Approval Policy for Audit and Non-Audit Services

Susquehanna’s Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. This responsibility includes, but is not limited to, evaluating the independence of the independent registered public accounting firm in the performance of audit and non-audit related services to Susquehanna and pre-approving the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the auditor’s independence from Susquehanna. Accordingly, the Audit Committee has adopted, and the Board has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent registered public accounting firm may be pre-approved.

Certain services are pre-approved by the Audit Committee on a general basis, without case-by-case consideration (“general pre-approval”); other services require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent registered public accounting firm and to ensure the registered public accounting firm’s independence from Susquehanna, such as reviewing a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Susquehanna, consistent with applicable independence standards, and discussing with the independent registered public accounting firm its methods and procedures for ensuring independence.

Fees Billed by Independent Registered Public Accounting Firm to Susquehanna

The aggregate fees billed to Susquehanna by PwC for each of the fiscal years ended December 31, 2012 and 2011, respectively (all of which were approved by the Audit Committee), are set forth in the table below:

	For the Fiscal Year Ended December 31, 2012	For the Fiscal Year Ended December 31, 2011
Audit Fees(1)	$1,790,000	$1,565,000
Audit-Related Fees(2)	945,000	340,000
Tax Fees(3)	232,325	197,000
All Other Fees	—	—

(1)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2012	2011
• Audits of Financial Statements	$1,725,000	$1,475,000
• Statutory Audits	65,000	65,000
• Consents	—	25,000

(2)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2012	2011
• Accounting Consultations and Audits in Connection with Acquisitions	$325,000	$75,000
• Attest Services Not Required by Statute or Regulation (primarily securitization related)	55,000	55,000
• Attest Services Required by Statute or Regulation	165,000	210,000
• Comfort Letter	150,000	—
• Consultation Concerning Financial Accounting and Reporting	250,000	—

(3)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2012	2011
• Tax Compliance	$189,500	$141,000
• Tax Planning	42,825	46,650
• Tax Advice	—	9,350

The Susquehanna Audit Committee has considered, and has determined, that the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Susquehanna’s Policies Regarding Related Person Transactions

Susquehanna has adopted a written statement of policy (the “Policy”) with respect to Related Person Transactions, which is administered by Susquehanna’s Audit Committee. Under the Policy, a “Related Person Transaction” is any transaction between Susquehanna or any of Susquehanna’s subsidiaries and a Related Person, not including any transactions available to all employees generally, transactions related solely to executive compensation (which require approval by the Compensation Committee), transactions involving less than $5,000 when aggregated with all similar transactions, or transactions that have received pre-approval by the Audit Committee as described below. A “Related Person” is any of Susquehanna’s executive officers, directors or director nominees, any shareholder owning in excess of 5% of Susquehanna’s stock or any controlled affiliate of such shareholder, any immediate family member of any of Susquehanna’s executive officers or directors and any entity in which any of the foregoing has a substantial ownership interest or control.

Pursuant to the Policy, a Related Person Transaction may be consummated or may continue only if:

•

the Audit Committee approves or ratifies such transaction in accordance with the Policy, and the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the Board; and

•	the transaction, if it involves compensation, is also approved by Susquehanna’s Compensation Committee.

Transactions with Related Persons that are not classified as Related Person Transactions by the Policy and thus not subject to its review and approval requirements may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Certain Types of Transactions Pre-Approved by the Audit Committee

Susquehanna is a diversified financial services institution that offers a variety of financial products to the public through Susquehanna’s subsidiaries. Susquehanna’s Audit Committee has determined that offering such financial products to Susquehanna’s Related Persons is beneficial and therefore has pre-approved the entrance by Susquehanna’s subsidiaries into certain depository, loan, trust, lease, broker/dealer and investment advisory, insurance and risk management relationships with Related Persons; provided that (1) the terms and conditions of any transaction must be substantially similar to those made available to the general public or any of Susquehanna’s other employees; and (2) the transaction is one that the subsidiary would typically enter into as part of its ordinary business.

In addition to the pre-approval of transactions involving financial products that Susquehanna provides as part of Susquehanna’s business, Susquehanna’s Audit Committee also pre-approved (1) any compensation, work-related reimbursement or benefits paid or provided to any of Susquehanna’s employees or any of their affiliates who is a Related Person that is within Susquehanna’s normal pay scale and that complies with Susquehanna’s policies and procedures applicable to such compensation and benefits; (2) any economic relationship between any of Susquehanna’s directors (including his or her affiliated interests) and Susquehanna or one of Susquehanna’s subsidiaries that meets the de minimis exception set forth in section IV.B.2 of Susquehanna’s Code of Ethics; (3) any legal representation provided by a law firm of which a member of Susquehanna’s or an affiliate’s board of directors is a member or partner, provided (a) the legal representation is provided in connection with matters arising in the ordinary course of Susquehanna’s or Susquehanna’s subsidiary’s business; (b) the fees charged to Susquehanna or Susquehanna’s subsidiary do not exceed any fees that such law firm would charge to other similarly situated clients with which no member or partner of such law firm is affiliated; and (c) that without the prior approval of the Audit Committee, the total amount paid to such law firm by

Susquehanna or Susquehanna’s subsidiaries does not exceed $120,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time); and (4) any contributions made to any charitable organizations, provided such contributions (a) are made in accordance with Susquehanna’s policies and procedures regarding the same and (b) do not exceed $100,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time).

Although the foregoing types of transactions have been pre-approved by Susquehanna’s Audit Committee and therefore may be entered into without review as set forth in the Policy, all transactions entered into with Related Persons are subject to disclosure if required by the applicable securities laws, rules and regulations.

Related Person Transactions During Fiscal Year 2012

Certain of Susquehanna’s directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), entered into depository, trust, lease, broker/dealer and investment advisory, insurance and risk management services (“financial services arrangements”) with Susquehanna’s subsidiaries. In accordance with Susquehanna’s pre-approval policy described above, the terms and conditions of these transactions were substantially similar to those made available to the general public or any of Susquehanna’s other employees, and were the types of transactions that Susquehanna’s subsidiaries typically enter into as part of their ordinary business. At December 31, 2012, all of Susquehanna’s directors and executive officers, except Ms. Kirkland, either directly or indirectly, had one or more financial services arrangements with at least one of Susquehanna’s subsidiaries.

Certain of Susquehanna’s directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), were also indebted to Susquehanna’s banking subsidiary. In accordance with Susquehanna’s pre-approval policy, all of these transactions were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Susquehanna; and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2012, Messrs. Alter, DeSoto, Lehman, Poole, Ulsh, White and Wiest and Ms. Sears either directly or indirectly each had outstanding loans in excess of $120,000. The total aggregate amount outstanding for these loans to our directors as of December 31, 2012 was $69,045,925. Each of these loans is performing in accordance with its terms.

Susquehanna paid the law firm of Mette, Evans & Woodside, P.C., $222,437 in 2012 for legal services. Director Ulsh maintains a minority 3.3% shareholder interest in the firm, but as of April 2012, is no longer a director or executive officer of the firm. Susquehanna confirmed that the payments made to the firm in 2012 did not exceed 5% of the firm’s consolidated gross revenues for that year.

In December 2007, Graystone Tower Bank (which merged into Susquehanna Bank in February 2012) entered into a lease agreement for a build-to-suit lease with Park Forest Centre, II, L.P. (“PFC II”) for approximately 8,355 square feet of branch and regional administrative office space in State College, Pennsylvania for an initial 15-year lease term with current monthly rental payments of $26,600. The bank paid PFC II approximately $341,009 in rental payments in 2012. Director Poole maintains a minority 24.75% limited partner interest in PFC II and also holds a 25% ownership interest in PFC II’s 1% general partner. Based solely on these ownership percentages, Mr. Poole’s interest in the transaction is expected to be no more than $85,252. Susquehanna performed an evaluation which confirmed that the terms of the lease are consistent with market terms and concluded that such terms are at least as favorable to Susquehanna Bank as could be obtained in a transaction with an unaffiliated party.

In November 2011, Graystone Tower Bank also entered into a lease agreement for a build-to-suit lease with NPK Southridge Associates, L.P. (“NPK”) for approximately 2,884 square feet of branch space in State College, Pennsylvania for an initial 15-year lease term with current monthly payments of $12,500. Susquehanna Bank, as the successor in interest to Graystone Tower Bank, occupied the building in mid-August 2012. The bank paid NPK approximately $57,211 in rental payments in 2012. Director Poole maintains a minority 16.67% limited partner interest in NPK and also holds a 33% interest in NPK’s 1% general partner. Based solely on these ownership percentages, Mr. Poole’s interest in the transaction is expected to be no more than $9,726. Susquehanna performed an evaluation which confirmed that the terms of the lease are consistent with market terms and concluded that such terms are at least as favorable to Susquehanna Bank as could be obtained in a transaction with an unaffiliated party.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, to whom we refer collectively as our “named executive officers.” Our named executive officers for 2012 were Messrs. Reuter, Samuel, Hostetter, Duncan and Quick.

This discussion should be read together with the compensation tables for our named executive officers, which can be found following this discussion. Unless otherwise indicated, any references to a particular year in this discussion means the fiscal year ended December 31 of such year.

Executive Summary

2012 Financial Highlights

In 2012, we recognized a year of strategic growth and transition that yielded strong financial performance. Following completion of our acquisition of Tower on February 17, 2012, we have grown to over $18 billion in total assets, with an expanded customer base and lending and service capabilities throughout the Mid-Atlantic region, operating more than 260 branches across four states and employing over 3,400 people. We are headquartered in Lancaster County, Pennsylvania and as of December 31, 2012 were the 35th largest commercial bank in the United States with net income for 2012 of $141 million, or $0.77 per share, compared to $55 million, or $0.40 per share in 2011, which was an increase in earnings per share of 93%. In an industry challenged by stalled economic growth and swiftly changing regulations, we improved our performance, with increased revenues and greater efficiency leading to some of the highest returns since the pre-crisis period. As a consequence of this performance, our shareholders recognized improved returns as our Board of Directors continued to increase cash dividends, and the per-share price of our stock increased 28.5% from January 3 through December 31, 2012.

*	Excludes $.07 dividend for the First Quarter of 2013 that was accelerated and paid in the Fourth Quarter of 2012.

Delivering on Our Commitments: Results of 2012 Strategic Objectives

We focused on four primary objectives in 2012: continuing strong progress in improving credit quality; completing the acquisition and integration of Tower; growing loans, deposits and revenues; and increasing profitability and shareholder dividends. The results of this focus include:

Continued Improvement in Credit Quality

•	Non-accrual loans were $98 million at 2012 year-end, down from $156 million at year end 2011;

•	Non-performing assets represented 0.96% of loans, leases and foreclosed real estate at 2012 year end, compared to 1.88% a year earlier; and

•	Net charge-offs were 0.55% of average loans and leases for 2012, compared to 1.16% in 2011.

Successful Acquisition and Integration of Tower

•	Systems integration and branch conversions and consolidations were completed immediately upon the February 17, 2012 effective date of the acquisition;

•

Exceeded cost savings goal of $30 million, combined with additional savings from acquisition of Abington Bancorp, Inc. in October 2011 and legacy Susquehanna expense reductions for total of $58 million in cost savings; and

•	Effectively integrated management and best practices from both companies.

Growth in Loans, Deposits and Revenues

•	Net organic loan growth (excluding impact of acquired loans) of 4.5%;

•	Excluding deposits assumed from the Tower acquisition, core deposits grew 9.8%; and

•	Core revenue increased approximately 31% to $758 million, driven largely by improvement in net interest margin from 3.60% in 2011 to 4.01% in 2012.

Improved Profitability and Shareholder Dividends

•	Efficiency ratio improved to 60.37% from 66.83% in 2011;

•	Return on average assets improved to 0.81%, compared to 0.38% in 2011; and

•	Increased the quarterly cash dividend three times, with total dividends for 2012 of $0.21 per share (excluding acceleration of First Quarter 2013 dividend), compared to $0.08 for 2011.

•

Return on average tangible equity of 12.03% for 2012, compared to 6.01% for 2011. (Return on average tangible equity is a non-GAAP based financial measure. Please refer to the reconciliation and management’s reasons for using this measure in Annex B to this proxy statement.)

2012 Compensation Highlights

In late 2011, in connection with our full repayment of all TARP funds and in anticipation of the consummation of our acquisition of Tower, the Compensation Committee retained McLagan as its independent compensation consultant to, among other things, update the peer group and benchmark our named executive officers’ compensation. Based on the revised peer group, the benchmarking analysis showed that our named executive officers’ total direct compensation (salary plus cash incentives and equity awards) was below the market median. As a consequence, the Compensation Committee determined that it was necessary to make changes to the executive compensation program for 2012 to align our named executive officers with the market median of our revised peer group (consistent with the Compensation Committee’s philosophy) and provide sufficient retention incentives for our named executive officers, particularly in light of our strong performance.

In connection with the Compensation Committee’s analysis of the benchmarking report, with the assistance of our independent compensation consultant, McLagan, we implemented the following changes to our executive compensation program:

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Short-Term Incentive Plan–Following approval by our shareholders of our Short-Term Incentive Plan (“STIP”) in 2011, we made annual incentive awards for 2012 that are intended to meet the “qualified performance-based compensation” exception under section 162(m) of the Code.

•

Long-Term Performance-Based Awards and Equity Compensation Plan–We established a long-term incentive program for 2013 that is tied to performance metrics focused on relative total shareholder return and return on tangible common equity. In addition, we designed a new 2013 Omnibus Equity Compensation Plan that has been submitted to shareholders for approval in this proxy statement as Proposal 2.

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Supplemental Executive Retirement Plan–We amended and restated our Supplemental Executive Retirement Plan (“SERP”) to provide a more competitive level of retirement income and to enhance executive retention, which is intended to provide a level of total retirement benefits that is comparable to the median total retirement benefits of similarly situated executives within our revised peer group. Annual earnings credits under the amended and restated SERP are only provided for service to Susquehanna, and the earnings credits are offset by any other retirement accruals to avoid duplicative benefits.

In addition, we took the following specific actions with respect to our named executive officers’ compensation for 2012:

•	We made base salary adjustments for our named executive officers to align their base salaries with those of comparably situated executives within our revised 2012 compensation peer group.

•

We exceeded our core pre-tax pre-incentive net income target goal of $197 million under our STIP (defined as GAAP net income prior to taxes and prior to any STIP payments for the given year (including RSU awards or cash awards prior to deferrals under the STIP) and excluding one-time costs associated with the acquisition of Tower) and awarded our named executive officers annual incentive awards as follows:

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Messrs. Reuter, Hostetter, Duncan, Samuel and Quick received the following incentive awards – $1,784,615, $558,156, $520,615, $558,462 and $515,942 that were subject to mandatory deferral features and require that the Company Profit Trigger (described below) is achieved. As disclosed in more detail below, awards earned for target level performance for named executive officers were paid in the form of restricted stock units that vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. Any incremental awards for performance above target were paid in cash subject to a mandatory deferral feature as follows: 50% was paid on March 15, 2013; the remaining 50% is to be paid 25% by March 15, 2014 and 25% by March 15, 2015, but only if the Company Profit Trigger is achieved as of December 31, 2013 and December 31, 2014.

•

Messrs. Reuter, Hostetter, Duncan and Quick were awarded cash incentive bonuses of $100,000 ($250,000 for Mr. Reuter) and long-term incentive awards in the form of 25,000 restricted stock units (35,000 for Mr. Reuter), based on the successful integration of Tower. Both the cash bonus and equity incentive awards are tied to our continued performance and pay out over three years. These awards were not based on 2011 performance, and the executives did not receive an STI award for 2011 performance.

•

Mr. Hostetter, Mr. Quick and Mr. Duncan received a special one-time addition of $500,000, $437,150 and $250,000, respectively, under the SERP, to provide them with a competitive level of retirement benefits based on their years of service with Susquehanna. In addition, the minimum benefit Mr. Reuter is eligible to receive under the SERP was increased from 75% to 93% of the benefit he would have received under the terms of the Susquehanna Retirement Income Plan based on his service and compensation, reduced by his accrued benefit under the Susquehanna Cash Balance Pension Plan. All additional benefits for Messrs. Reuter, Hostetter, and Quick vest on a pro-rated basis from the award date until age 65. The present value of the SERP accruals shown in the “Pension Benefits Table” reflects, in part, the full value of these special one-time additions and does not reflect the pro-rated vesting until age 65.

The Compensation Committee determined that these actions were necessary to align our named executive officer compensation with the performance of the Company, improve competitive positioning with similarly situated executives in our peer group, and continue to promote retention and long-term performance of key executives.

The following table compares Mr. Reuter’s total compensation to CEO compensation among the peer group for 2010, 2011 and 2012.*

*	For purposes of this table, calendar year 2012 market percentiles are not yet available.

The following table compares Susquehanna’s Total Shareholder Return trend to Susquehanna’s 2012 peer group, for 2010, 2011 and 2012.

Source: SNL Financial

Compensation Philosophy and Components of Executive Compensation

The compensation of our named executive officers is determined by our Compensation Committee with input from Mr. Reuter regarding the individual performance of all other named executive officers. Annually, the Compensation Committee conducts a review of Susquehanna’s executive compensation program. For 2012, the Compensation Committee’s overall goals were to establish an executive compensation program that was focused on a pay-for-performance philosophy that will drive shareholder value and align our named executive officers’ compensation with comparable executives in our revised peer group, taking into account desired financial performance, regulatory safety and soundness of the Company and increased asset base following the Tower acquisition.

The key components of our executive compensation consist of base salary, cash and equity incentives and supplemental retirement benefits. While each element of compensation described below is considered separately, the Compensation Committee takes into account the aggregate value of the compensation package for each of Susquehanna’s named executive officers, including pension benefits, severance benefits, insurance and other benefits and compares that package to those in place for the named executive officers at comparable companies, as described in more detail under “—Benchmarking and Other Analysis” below. In considering how the aggregate compensation package for each of our named executive officers compares to that of the named executive officers of comparable companies, the Compensation Committee considers the overall performance of those comparable companies relative to Susquehanna’s overall performance.

The following table outlines the major elements of 2012 total compensation for our named executive officers:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual performance and market practices	Fixed	Short-Term

Annual Cash Incentive Awards	Encourages achievement of financial performance metrics that create near-term shareholder value	Based on achievement of predefined corporate performance objectives	Performance Based	Short-Term

Long-Term Incentive Awards	Aligns executives’ and shareholders’ long-term interests while creating a retention incentive through multiyear vesting	In 2012 the long-term incentive award was based upon a subjective assessment of corporate and individual performance. In 2013, we are transitioning to performance share units, as described in this CD&A.	Performance Based	Long-Term

Supplemental Executive Retirement Plans	Provides income security into retirement and creates a retention incentive through use of multiyear vesting	Competitive practice	Fixed	Long-Term

Benefits and Perquisites	Provide limited perquisites as well as health and welfare benefits on the same basis as our general employee population	Competitive practice	Fixed	Short-Term

Benchmarking and Other Analysis

The Compensation Committee oversees several analyses relating to our compensation practices for named executive officers and considers these analyses in making decisions related to executive compensation and in designing potential compensation programs for our named executive officers. Analyses may include, but are not limited to, annual benchmarking reviews, pay-for-performance analyses and assessment of incentive compensation to ensure that it does not encourage excessive or unnecessary risk-taking.

Role and Relationship of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.

During 2012, the Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, designing incentive programs and providing insight on emerging regulations and best practices. McLagan was engaged directly by the Compensation Committee and reports directly to the Compensation Committee.

For 2012, the Compensation Committee engaged McLagan to reevaluate its executive compensation program based on Susquehanna’s significant growth following the merger with Tower and in light of the fact that Susquehanna is no longer subject to the restrictions under TARP. The Compensation Committee’s focus was to create a strong executive compensation program that focuses on pay-for-performance, aligns the compensation of our named executive officers with that of our revised peer group and provides an appropriate retention incentive. The scope of McLagan’s engagement for 2012 included:

•	Developing a revised peer group, in light of Susquehanna’s acquisition of Tower and expanded asset base;

•	Conducting a detailed competitive assessment comparing Susquehanna’s executive compensation and Board compensation programs to compensation levels within the revised peer group;

•	Assisting with the development and the recommendations with respect to the 2012 short-term incentive plan;

•	Assisting with the development and the recommendations with respect to the 2013 short-and long-term incentive plans; and

•	Preparing a comprehensive report of findings and recommendations on our CEO’s compensation, including a comparison to total shareholder return, consistent with investor guidelines.

Also during 2012, the Compensation Committee separately engaged Aon Hewitt (“Aon”) to conduct an analysis of Susquehanna’s Supplemental Executive Retirement Plan, including recommended changes to the level of benefits under the SERP.

In addition, Aon was separately retained by Susquehanna during 2012 to provide additional services, primarily related to actuarial analysis for our broad-based employee benefits plans, that were unrelated to executive and director compensation matters. Susquehanna also participated in and received results of McLagan’s regional and community bank compensation survey. The decision to engage Aon and McLagan for these other services was made by management of Susquehanna and not the Compensation Committee. Although it was aware of such other services, the Compensation Committee did not review or approve such other services provided by Aon and McLagan, which services were provided to Susquehanna in the ordinary course of business and consistent with practice in prior years.

The aggregate fees paid for the services in fiscal year 2012 to Aon Corporation, which includes Aon and McLagan, were $936,570. Of those fees, $534,877 was paid for services requested by the Compensation Committee related to executive compensation and $401,693 was paid for additional services requested by management not related to executive or director compensation. These total fees were less than 0.009% of Aon’s 2012 revenue.

The Compensation Committee is sensitive to the concern that the services provided by Aon, and the related fees, could impair the objectivity and independence of McLagan, and the Compensation Committee believes that it is vital that objectivity and independence is maintained. However, the Compensation Committee recognizes that the services provided by Aon are valuable to Susquehanna, and using a separate firm may create inefficiencies. In addition, the Compensation Committee has reviewed and confirmed that McLagan and Aon maintain appropriate safeguards to ensure that the consulting services provided by McLagan are not influenced by services provided by Aon and Susquehanna. As such and after considering the factors set forth in Rule 10C-1(b)(4) of the Exchange Act regarding compensation advisor independence, the Compensation Committee has concluded that these engagements do not compromise McLagan’s independence as the Compensation Committee compensation consultant.

Competitive Benchmark Analysis

The Compensation Committee understands the importance of ensuring a competitive total compensation package that enables us to attract and retain a strong leadership team. The Compensation Committee believes that our most direct competitors for executive talent are not necessarily only the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial services industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). The Compensation Committee’s annual compensation reviews permit an ongoing evaluation of the link between our performance and executive compensation in this greater context.

A primary data source used by the Compensation Committee in setting the competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded financial institutions. This peer group is reviewed annually and updated as appropriate to take into account changes in our size, scope and business focus and that of our peer institutions. The peer group approved by the Compensation Committee for 2012 was revised to account for our increased asset base following the acquisition of Tower. The peer group criteria for 2012 were:

•	Companies with an asset base between $10 billion and $30 billion (noting that Susquehanna was ranked at the 50th percentile in terms of assets as of March 1, 2012);

•	Companies with consumer loans representing less than 60% of the total company portfolio;

•	No management holding companies; and

•	No companies that were participating in TARP as of March 1, 2012.

The Compensation Committee approved the following peer group of 19 institutions for 2012:

Associated Banc-Corp (ASBC)	IBERIABANK Corp. (IBKC)
BancorpSouth Inc. (BXS)	People’s United Financial Inc. (PBCT)
BOK Financial Corp. (BOKF)	Signature Bank (SBNY)
City National Corp. (CYN)	TCF Financial Corp. (TCB)
Commerce Bancshares Inc. (CBSH)	UMB Financial Corp. (UMBF)
Cullen/Frost Bankers Inc. (CFR)	Umpqua Holdings Corp. (UMPQ)
First Horizon National Corp. (FHN)	Valley National Bancorp (VLY)
FirstMerit Corp. (FMER)	Webster Financial Corp. (WBS)
Fulton Financial Corp. (FULT)	Wintrust Financial Corp. (WTFC)
Hancock Holding Co. (HBHC)

In addition to the proxy peer group, the Compensation Committee periodically reviews emerging and best practices related to executive compensation through its consultant and other association or educational sources.

Say-on-Pay Vote and Shareholder Outreach

The Compensation Committee believes that our executive compensation programs are effective in implementing our pay-for-performance philosophy. We evaluate our executive compensation programs in light of market conditions, shareholder views, and governance considerations, and make changes as appropriate for our business. In May 2012, we held our annual shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. We had strong support from our shareholders with respect to our executive compensation programs with over 92.5% of shareholder votes cast in favor of our say-on-pay resolution.

In addition to shareholder views expressed through the say-on-pay vote, we have instituted an annual shareholder outreach program, where members of our senior management engage certain institutional shareholders in discussions concerning our executive compensation program and other governance practices. As we evaluated our compensation programs in 2012, we took into account the results from the shareholder advisory vote from the 2012 Annual Meeting, suggestions made in conversations with our institutional shareholders, as well as the benchmarking analysis provided by McLagan, and made certain changes to our executive compensation program as described above to ensure a continued link between pay and performance. As an example, in developing the 2013 Omnibus Equity Compensation Plan and the grants proposed under the 2013 Plan, we considered concerns expressed by shareholders in regard to time-based vesting under previous long-term incentive plan awards and consequently enhanced the performance metrics under which grants become earned and vested. See the discussion of performance measures for performance stock unit grants under “2013 Long-Term Incentive Awards” on page 54.

Base Salaries

Base salaries for our named executive officers are typically set pursuant to their employment agreements but may be increased annually if so determined by the Compensation Committee. In 2012, as a result of the executive compensation analysis conducted by McLagan, our named executive officers received base salary increases of approximately 3-10%. Salary increases were structured to bring the named executive officers’ base salary in line with the market median of comparable executives within our peer group, with consideration also given to individual performance, and positioning relative to other members of the executive team. Mr. Samuel did not receive a base salary increase in 2012 because he did not commence employment until February 2012. During 2012, the Compensation Committee approved the following base salaries for Susquehanna’s named executive officers. The base salary increases were effective in March 2012.

Name	2011 Base Salary	2012 Base Salary
William J. Reuter	$850,000	$900,000
Andrew S. Samuel*	N/A	550,000
Drew K. Hostetter	446,250	468,563
Michael M. Quick	412,500	433,125
Gregory A. Duncan	400,000	440,000

*	Mr. Samuel commenced employment with Susquehanna on February 17, 2012, following the acquisition of Tower.

Incentive Compensation

The Compensation Committee awards short-term incentive compensation pursuant to the STIP and long-term equity compensation pursuant to our 2005 Equity Compensation Plan (the “2005 Equity Plan”). The Compensation Committee has also approved a new long-term equity incentive compensation plan (the “2013 Omnibus Equity Compensation Plan”) that has been submitted to shareholders for approval in this proxy statement.

Short-Term Incentive Plan

The STIP is our broad-based annual incentive compensation plan for select employees, including our named executive officers. The STIP is structured to allow the Compensation Committee to structure awards to “covered employees” under section 162(m) of the Code to meet the “qualified performance-based compensation” exception under section 162(m) of the Code. Awards to our named executive officers in 2012 were structured to meet this exception. Awards under the STIP are paid in cash or equity and are tied to our performance in 2012 and include deferred payouts to our named executive officers if we exceed target level performance. Awards for our named executive officers under the STIP are based 100% on Susquehanna performance.

The primary objectives of the STIP for 2012 as it relates to our named executive officers are:

•	Aligning the interests of our named executive officers with our shareholders;

•	Providing competitive total cash compensation based on our revised peer group;

•	Structuring payouts that require Susquehanna to significantly exceed target level performance.

For 2012, the Compensation Committee approved an aggregate incentive pool under the STIP equal to 10% of core pre-tax pre-incentive net income. Funding of the incentive pool is based on specific core pre-tax pre-incentive net income performance levels discussed below but is also subject to the requirement that Susquehanna must achieve the following two corporate goals tied to profitability and credit quality:

•	Profitability: Susquehanna must generate enough profit to cover normal quarterly dividends, excluding special dividends; and

•	Credit Quality: (non-accruals plus OREO*)/(total loans plus OREO) must be less than 1.88%.

*	Other Real Estate Owned

For 2012, the STIP will be funded based upon the following core pre-tax pre-incentive net income performance levels:

Goal	Threshold	Target	Stretch
Core Pre-Tax Pre-Incentive Net Income	N/A	$197 million	$217 million

Named executive officers are entitled to award opportunities based on a percentage of base salary. The Compensation Committee generally targets awards at the market median for comparable executives within our revised peer group, but 2012 target award opportunities are below the market median at the target performance level but competitive at the stretch performance level. For 2012, the Compensation Committee established award opportunities that provide conservative payouts if target level performance is achieved, thus requiring Susquehanna to materially exceed core pre-tax pre-incentive net income target level performance for named executive officers to receive meaningful annual incentive awards. The Compensation Committee viewed 2012 as a transition year following the acquisition and integration of Tower in February 2012 and therefore structured awards to provide a more competitive payout at the stretch performance level. The Compensation Committee believes that this structure was effective to emphasize the efficiencies of the combined companies that would drive core pre-tax pre-incentive net income. Performance between target and stretch performance levels is interpolated on a straight-line basis. No awards are paid if target performance level is not achieved.

The following table sets forth the award opportunity levels for each named executive officer of Susquehanna for 2012. Actual awards can range from 0% to the percentage amounts set forth in the “Stretch” column of the table, depending on corporate performance relative to core pre-tax pre-incentive net income:

Position	Threshold	Target	Stretch
CEO	0%	10% of base salary	200% of base salary
Other Named Executive Officers	0%	6% of base salary	120% of base salary

For 2012, Susquehanna met both the profitability and credit quality STIP goals and significantly exceeded target and stretch level core pre-tax pre-incentive net income achieving $243 million. Based on core pre-tax pre-incentive net income of $243 million, the named executive officers were awarded the following annual incentive awards, based on the stretch level (or maximum level), which were payable in cash and restricted stock unit awards:

Name	Total Annual Incentive Award	Cash Amount of Stock Unit Award	Cash Amount of Annual Incentive Award
William J. Reuter	$1,784,615	$89,231	$1,695,384
Andrew S. Samuel	558,462	27,923	530,539
Drew K. Hostetter	558,156	27,908	530,249
Gregory A. Duncan	520,615	26,031	494,585
Michael M. Quick	515,942	25,797	490,145

For 2012, awards earned for target level performance for named executive officers were paid in the form of restricted stock units granted under the 2005 Equity Plan. The restricted stock units vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, provided that the Company Profit Trigger (discussed below) is achieved. As a result, on February 26, 2013, the Compensation Committee approved granting restricted stock unit awards to our named executive officers based on the Cash Amount of Stock Unit Award noted in the above table, divided by the closing price of our common stock on March 15, 2013.

Any incremental awards for performance above target were paid in cash as set forth in the table above and subject to a mandatory deferral feature as follows: 50% was paid on March 15, 2013; the remaining 50% is to be paid 25% by March 15, 2014 and 25% by March 15, 2015 only if the Company Profit Trigger is achieved as of December 31, 2013 and December 31, 2014.

If the named executive officers cease to be employed by, or provide service to, Susquehanna prior to the applicable vesting date of the restricted stock units due to death or disability (within the meaning of section 22(e)(3) of the Code), or if a Change of Control (as defined in the 2005 Equity Plan) occurs, the restricted stock units not vested (and not previously forfeited as a result of the Company Profit Trigger not being met) will vest in full within 30 days of the named executive officers’ termination of employment or service, without regard to whether the Company Profit Trigger is achieved.

If the named executive officers cease to be employed by, or provide service to, Susquehanna on account of early or normal retirement (as defined by the Pension Plan) prior to the restricted stock units becoming fully vested, the unvested restricted stock units (other than the restricted stock units that did not vest and were cancelled because the Company Profit Trigger was not achieved) will continue to vest on each applicable vesting date, provided that the Company Profit Trigger is achieved.

If the named executive officers cease to be employed by, or provide service to, Susquehanna prior to the applicable payment date of the deferred cash awards due to death, disability (within the meaning of section 22(e)(3) of the Code) or on account of an early or normal retirement (as defined by the Pension Plan), the remaining amount of the deferred cash awards not paid (and not previously forfeited as a result of the Company Profit Trigger not being met) will be paid in full within 30 days of the named executive officers’ termination of employment or service, without regard to whether the Company Profit Trigger is achieved.

Cash Incentive Bonuses and Restricted Stock Unit Awards

On June 19, 2012, certain of our named executive officers were awarded cash incentive bonuses (the “Cash Awards”) and restricted stock unit awards (“Stock Unit Awards”) based on the named executive officers’ performance in completing and integrating the Tower acquisition into Susquehanna. The Cash Awards were special one-time incentive awards that were not made pursuant to the STIP. The Cash Awards and Stock Unit Awards were not based on 2011 performance and were structured to provide a retention incentive for each named executive officer as they were scheduled to vest and be paid over three years. The following performance factors were considered when making the Cash Awards and the Stock Unit Awards to our named executive officers:

•	The successful operational integration of Tower into Susquehanna, including the integration of Tower’s operating systems;

•	$30 million in cost savings at Susquehanna associated with the acquisition of Tower;

•	The successful deployment during the Tower acquisition of the excess capital acquired in connection with the acquisition of Abington Bancorp, Inc.; and

•	The successful retention and integration of key Tower employees and customers.

Cash Awards

The Cash Awards made to certain named executive officers are set forth below:

Name	Cash Incentive Award
William J. Reuter	$250,000
Gregory A. Duncan	$100,000
Drew K. Hostetter	$100,000
Michael M. Quick	$100,000

The Cash Awards vest in three installments and will be paid within 30 days of the applicable vesting date. 50% of the Cash Awards vested on June 19, 2012. The remaining 50% of the Cash Awards will vest 25% on the first and second anniversaries of June 19, 2012; provided, that, (i) the named executive officers continue to be employed by Susquehanna through the applicable anniversary date, and (ii) the Company Profit Trigger (as defined below) is achieved.

For purposes of the portion of the Cash Awards subject to the Company Profit Trigger, except for certain accelerated vesting events described below, the Cash Awards will only vest on the first and second anniversaries of June 19, 2012 if Susquehanna generates enough net income (determined in accordance with GAAP) to cover normal quarterly dividends of Susquehanna (excluding any special dividends) as determined by the Compensation Committee in its sole discretion for the calendar year prior to the calendar year in which the vesting date occurs (the “Company Profit Trigger”). For purposes of the portion of the Cash Awards subject to the Company Profit Trigger, the normal quarterly dividend rate for the applicable calendar year is equal to four times the dividend rate for the highest quarter of the calendar year prior to the calendar year in which the vesting date occurs, excluding any special dividends in all instances. If the Company Profit Trigger is not achieved for the portion of the Cash Awards subject to vesting on June 19, 2013 and June 19, 2014, the portion of the Cash Awards subject to such vesting date will be forfeited.

If the named executive officers cease to be employed by Susquehanna prior to the applicable payment date of the Cash Awards due to death, disability (within the meaning of section 22(e)(3) of the Code) or on account of an early or normal retirement (as defined by the Pension Plan), the remaining amount of the Cash Awards not paid (and not previously forfeited as a result of the Company Profit Trigger not being met) will be paid in full within 30 days of the named executive officers’ termination of employment or service, without regard to whether the Company Profit Trigger is achieved.

Restricted Stock Units

The Stock Unit Awards granted to certain named executive officers on June 19, 2012 are set forth below:

Name	Number of Units Underlying Stock Unit Awards
William J. Reuter	35,000
Gregory A. Duncan	25,000
Drew K. Hostetter	25,000
Michael M. Quick	25,000

The terms of the Stock Unit Awards are set forth in a restricted stock unit grant agreement (the “Restricted Stock Unit Agreement”) between Susquehanna and the named executive officer. Under the Restricted Stock Unit Agreement, one-third of the Stock Unit Awards vest on each of December 31, 2012, December 31, 2013 and December 31, 2014; provided that (i) the named executive officers continue to be employed by, or provide service to, Susquehanna through the applicable anniversary date, and (ii) the Company Profit Trigger is achieved.

If the named executive officers cease to be employed by, or provide service to, Susquehanna on account of early or normal retirement (as defined by the Pension Plan) prior to the Stock Unit Awards becoming fully vested, the Stock Unit Awards that have not yet vested (other than any Stock Unit Awards that did not vest and were cancelled because the Company Profit Trigger was not achieved) will continue to vest on each applicable vesting date, provided that the Company Profit Trigger is achieved for the vesting date.

The Stock Unit Awards will be subject to accelerated vesting on the first to occur of the following dates, provided that the named executive officers continue to be employed by, or provide service to, Susquehanna through the applicable date: (i) the named executive officers’ death; (ii) the named executive officers’ Disability (as defined in the 2005 Equity Plan); or (iii) the effective date of a Change of Control (as defined in the 2005 Equity Plan). Upon vesting of these Stock Unit Awards, shares generally will be issued within 30 days of the applicable vesting date, subject to applicable tax-withholding requirements.

2013 Long-Term Incentive Awards

In connection with approval of the 2013 Omnibus Equity Compensation Plan, Susquehanna approved the following performance stock unit grants (“PSUs”) for each named executive officer, subject in all respects to approval by shareholders of the 2013 Plan and the PSUs. The target number of PSUs set forth below were granted to each named executive officer, but the actual number of PSUs that become earned and vested will be based on the actual performance level achieved with respect to the awards. We have also included the threshold and stretch number of PSUs that may become earned and vested in the table below.

	Number of Performance Stock Units
Name	Threshold	Target	Stretch
William J. Reuter	66,188	135,696	163,499
Andrew S. Samuel	18,687	37,628	50,413
Drew K. Hostetter	15,920	32,057	42,949
Gregory A. Duncan	14,950	30,102	40,330
Michael M. Quick	14,716	29,631	39,699

PSUs are structured to meet the “qualified performance-based compensation” exemption from the $1 million limit of Section 162(m) of the Code. PSUs may become earned and vested based on the actual performance level achieved over a three-year performance period with respect to the following performance measures:

•

Two-thirds of the PSUs will become earned and vested based on the actual performance level achieved with respect to Three-Year Relative Total Shareholder Return and Three-Year Relative Return on Tangible Common Equity for the period of January 1, 2013 through December 31, 2015; and

•

One-third of the PSUs will become earned and vested based on the actual performance level achieved with respect to the One-Year Company Profit Trigger for each of the 2013, 2014 and 2015 calendar years.

The actual number of PSUs earned and vested will be based on the actual performance level and will be interpolated on a straight-line basis for pro-rata achievement of the performance goals, if applicable, rounded down to the nearest whole number. No PSU will become earned and vested if the relevant threshold level of performance for such PSU is not achieved. In connection with a change of control, the performance period will end on the date of the change of control and PSUs will become earned and vested based on the greater of the actual performance level as of the date of the change of control or the target performance level.

Recoupment Policy

All incentive awards to our named executive officers, including awards under the STIP, the 2005 Equity Plan and 2013 Omnibus Equity Compensation Plan are subject to a “clawback” pursuant to Susquehanna’s Recoupment Policy, or such other compensation, clawback or recoupment policy in effect from time to time.

Stock Ownership Guidelines

Susquehanna has stock ownership guidelines in place for our named executive officers, members of Susquehanna’s Board and other corporate management. These stock ownership guidelines require our named executive officers to beneficially own shares of Susquehanna’s common stock as follows:

Position	Guideline
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
All Other Named Executive Officers	Lesser of two times base salary or 40,000 shares

Susquehanna’s named executive officers have five years from the later of their date of hire or January 1, 2011, to comply with the stock ownership guidelines. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, but do not include unvested restricted stock or unexercised stock options. Until the stock ownership guidelines are achieved, the sale of shares of Susquehanna’s common stock is restricted.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Susquehanna’s named executive officers participate in Susquehanna’s Supplemental Executive Retirement Plan (the “SERP”), which previously provided for benefits lost under Susquehanna’s Cash Balance Pension Plan (the “Pension Plan”) due to Code provisions which limit the compensation that may be taken into account, and the benefits that may be accrued under, a qualified pension plan. Selected participants of the Pension Plan, including our named executive officers, are eligible for benefits under the SERP.

At our Compensation Committee’s request, Aon conducted a detailed analysis of the SERP in 2011 and 2012 to ensure that the SERP provided a competitive level of retirement income to executives, including our named executive officers, based on the comparable level of total retirement and SERP benefits offered by our peer group. Based on the recommendation of Aon, the SERP was subsequently amended and restated effective as of January 1, 2012 to provide our named executive officers with the following benefits:

•

An annual earnings credit of 13% of the named executive officers’ calendar year earnings (as defined below), offset by the named executive officers’ annual accrual under the Pension Plan and employer contributions under the Susquehanna Bancshares Inc. 401(k) Plan (the “401(k) Plan”), as described below. Specifically, for purposes of calculating the named executive officers’ benefit under the SERP, the benefit under the SERP is offset by the named executive officers’ annual earnings credit under the Pension Plan (which was otherwise frozen as of June 30, 2009 with respect to any Susquehanna employee who was not age 50 or had 15 years of service as of June 30, 2009 but under which the named executive officers, other than Mr. Samuel and Mr. Duncan, continue to accrue a benefit because they were older than age 50 or had 15 years of credited service as of June 30, 2009), the maximum amount of employer matching contributions each named executive officer could receive under the 401(k) Plan regardless of whether each named executive officer actually defers enough under the 401(k) Plan to receive the maximum employer matching contributions and the 401(k) Plan fixed profit sharing contribution.

•

An annual interest credit based on each named executive officer’s SERP account balance equal to a floating corporate bond index. The SERP has been amended to remove the existing 5% annual interest accrual floor rate but remains subject to a maximum annual 8% interest rate ceiling.

•

“Earnings” is defined in the SERP to include all base pay plus performance bonuses, but excluding special compensation such as long-term incentive compensation, commissions, allowances and other extraordinary remunerations, unless otherwise determined by the Compensation Committee. Deferred amounts under a non-qualified deferred compensation plan or 401(k) Plan or amounts used to pay for pre-tax welfare benefits are included as earnings. Earnings are not capped at the IRS limits applicable under tax-qualified retirement plans.

•	A life annuity form of benefit paid upon a separation from service, other than upon certain terminations due to death where benefits are paid in a lump sum.

The SERP provides for three-year cliff vesting on each named executive officer’s SERP account balance with 100% accelerated vesting upon disability (based on our long-term disability plan), normal retirement (the later of age 65 or fifth anniversary), a change of control (as defined in our Key Employee Severance Pay Plan) or such other circumstances as determined by the Compensation Committee. If a named executive officer is married, the SERP provides for payment of 100% of each named executive officer’s SERP account balance upon death. If a named executive officer is not married, the SERP provides for payment of 50% of each named executive officer’s SERP account balance, with the remaining 50% being forfeited. Other than the vesting for special one-time additions discussed below or as otherwise determined by the Compensation Committee, starting with SERP accruals for calendar year 2012, if a named executive officer terminates employment for any reason other than due to normal retirement, death or disability, the named executive officer will forfeit any annual earnings credits and interest contributed to his or her account over the previous two full calendar years.

In connection with this amendment and restatement, Mr. Hostetter, Mr. Quick and Mr. Duncan received a special one-time addition of $500,000, $437,150 and $250,000, respectively. This one-time addition was made to provide a competitive level of retirement benefits to Messrs. Hostetter, Quick and Duncan. This one-time addition is subject to vesting based on the number of months they are employed with Susquehanna, from the date the one-time addition is credited to their account, until age 65.

The SERP was previously amended in 2004 to permit certain individuals designated by the Compensation Committee, including Mr. Reuter, to receive a minimum benefit under the SERP equal to (i) 75% of the benefit the individual would have received under the terms of the Retirement Income Plan in effect prior to January 1, 1998 (the “Income Plan”) based on the individual’s service and compensation as of his early, normal or later retirement date, as applicable under the Income Plan, reduced by (ii) his accrued benefit under the Pension Plan. The SERP, as now amended, increases this minimum benefit for which Mr. Reuter is eligible such that he will receive 93% of the benefit set forth in (i) above if he remains employed until age 65 and a pro-rated amount between 75% and 93% if he leaves employment between January 1, 2012 and age 65. None of our other named executive officers receive this minimum benefit. The Compensation Committee made this change to provide a more competitive level of retirement for Mr. Reuter.

All of our named executive officers participate in the SERP. The number of years of credited service, the present value of accumulated benefits and the payments made in 2012 for our named executive officers under the Pension Plan and the SERP are set forth below in the “Pension Benefits” table.

Executive Deferred Income Plan

Susquehanna’s Executive Deferred Income Plan is a non-qualified deferred compensation plan maintained for the convenience of Susquehanna’s directors and a select group of Susquehanna’s executives, including its named executive officers (and Susquehanna’s subsidiaries’ executives) designated by the Compensation Committee. The amounts credited under this plan are solely elective deferrals of previously earned employee and director compensation. Susquehanna makes no contribution to the amounts credited under this plan. The amount deferred by each of Susquehanna’s named executive officers is set forth below in the “Non-qualified Deferred Compensation” table.

Executive Life Insurance Program

Susquehanna provides an executive life insurance program in which Messrs. Reuter, Hostetter, Duncan and Quick participate. This program provides a death benefit to the named executive officer’s beneficiary if he dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by Susquehanna’s group term life insurance policy) or, if the named executive officer dies after attaining the age of 70, in an amount equal to one times his base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The life insurance policies were originally purchased in 1998 by certain of Susquehanna’s wholly-owned subsidiaries and were supplemented in 2004, of which $1,422,426, $1,033,477, $770,325, $958,305 and $770,325 were paid for Messrs. Reuter, Hostetter, Duncan and Quick’s policy premiums, respectively. Under this program, a grantor trust, acting on Susquehanna’s behalf, is the direct beneficiary of any death proceeds remaining after a named executive officer’s death benefit is paid to his or her beneficiary.

Executive Supplemental Long-Term Disability (“LTD”) Program

Susquehanna provides executive supplemental long-term disability insurance for certain of Susquehanna’s named executive officers, namely Messrs. Reuter, Duncan and Hostetter. The individual policies are a supplement to Susquehanna’s group long-term disability plan. The premiums paid for this insurance in 2012 were $8,249, $4,962 and $5,030 for Messrs. Reuter, Duncan and Hostetter, respectively. Mr. Samuel has an individual long-term disability insurance policy that Susquehanna assumed in connection with the acquisition of Tower. Susquehanna pays the premiums for this individual policy, which was $4,557 in 2012.

Perquisites and Other Compensation

Perquisites

Susquehanna provides company cars to Messrs. Reuter, Samuel, Duncan and Quick because they generally travel extensively for business. Susquehanna also pays the travel expenses of Susquehanna’s named executive officers to conventions and seminars which are primarily business related. Susquehanna pays country club dues for its named executive officers, with the exception of Mr. Duncan who does not belong to a country club. Susquehanna pays these costs because they are primarily business related, although they may occasionally result in a personal benefit to the named executive officer. The cost of these perquisites that, in the aggregate, exceeds $10,000 for each of Susquehanna’s named executive officers, is disclosed in the Summary Compensation Table set forth below.

Additional Benefits

Each of Susquehanna’s named executive officers participates in other employee benefits plans generally available to all employees (e.g., major medical and health insurance, the Pension Plan, 401(k) Plan, Employee Stock Purchase Plan) on the same terms as all other employees.

Severance and Change in Control Arrangements

Employment Agreement Severance and Change in Control Provisions

Susquehanna provides severance and change in control benefits specifically to retain key executives, including the named executive officers, during a potential change in control and to provide income continuation upon certain involuntary terminations. The Compensation Committee approved the change in control provisions in these agreements because the Compensation Committee desired to alleviate the financial hardships which may be experienced by named executive officers if their employment is involuntarily terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions.

The employment agreements for our named executive officers as in effect on December 31, 2012 do not provide for an excise tax gross-up pursuant to section 280G of the Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under section 280G of the Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

For a more detailed description of the change in control arrangements applicable to our named executive officers, including upon a termination for cause or resignation due to adverse change, see the discussion set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments upon Termination or Change in Control.”

Miscellaneous Change in Control Provisions

Additionally, each of Susquehanna’s equity compensation plans and Susquehanna’s executive life insurance program contain change in control provisions.

In the event of a “change in control” as defined under the 2005 Equity Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants; to the extent not exercised in connection with a transaction where Susquehanna is not the survivor, all vested options will terminate upon the closing of that change in control transaction. In the event of a “change in control” as defined under the 1996 Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable. Individual employment agreements and grant letters may contain additional provisions regarding the impact of a change in control on outstanding equity incentives, as further described below under the heading “—Potential Payments upon Termination or Change in Control.”

The arrangements under Susquehanna’s executive life insurance program will generally terminate automatically if a named executive officer terminates his employment prior to his normal retirement date (i.e., the earlier of the attainment of age 65 or the attainment of age 55 with 15 years of service). However, in the event of a termination prior to normal retirement age and within 12 months following a change in control, the arrangement will remain in effect until benefits are paid thereunder to the named executive officer’s designated beneficiary.

Stock Option Pricing and Equity Grant Timing

The Compensation Committee has no formal policy on the pricing or timing of stock option or other equity grants. Exercise prices for stock options are set at the closing price of the underlying common stock on the grant date. In connection with the hiring of a new named executive officer of Susquehanna or one of Susquehanna’s subsidiaries, management may recommend to the Compensation Committee that the named executive officer receive equity compensation.

Impact of Tax Deductibility on Incentive Programs

Section 162(m) of the Code generally provides that a publicly held company such as Susquehanna may not deduct compensation paid to any named executive officer in excess of $1 million per year, unless certain requirements are met. Section 162(m) contains an exemption from this limit for “qualified performance-based compensation” awards that are made pursuant to a plan that has been approved by the public company’s shareholders. The Short-Term Incentive Plan allows the Compensation Committee to structure awards under the plan to qualify for the “qualified performance-based compensation” exemption. Compensation attributable to options granted under Susquehanna’s 2005 Equity Plan is expected to qualify for an exemption from the $1 million limit of section 162(m). If approved by shareholders, the 2013 Omnibus Equity Compensation Plan is structured to allow the Compensation Committee to award performance-based awards that are structured to meet the “qualified performance-based compensation” exemption, if desired. In addition, if approved by shareholders, the 2013 PSU awards described above are intended to qualify for the exemption from the $1 million limit of section 162(m).

The Compensation Committee monitors, and will continue to monitor, the effect of section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of Susquehanna’s executive compensation program. The Compensation Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of section 162(m).

Compensation Committee Report

Susquehanna’s Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Susquehanna Bancshares, Inc. Compensation Committee:	Wayne E. Alter, Jr., Chairman Anthony J. Agnone, Sr. Bruce A. Hepburn Michael A. Morello

Summary Compensation Table

The following table sets forth the compensation earned by Susquehanna’s named executive officers in 2012, 2011 and 2010:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
William J. Reuter Chairman of the Board and Chief Executive Officer (“Principal Executive Officer”)	2012	$892,308	$250,000	$344,750	$—	$1,695,384	$1,319,682	$27,385	$4,529,509
	2011	830,770	—	302,750	—	—	505,802	32,955	1,672,277
	2010	771,154	—	249,750	—	—	430,959	27,897	1,479,760

Drew K. Hostetter Executive Vice President and Chief Financial Officer (“Principal Financial Officer”)	2012	$465,131	$100,000	$246,250	$—	$530,249	$805,625	$19,340	$2,166,595
	2011	438,077	—	216,250	—	—	115,936	19,060	789,323
	2010	401,716	—	149,850	—	—	90,431	15,767	657,764

Gregory A. Duncan Executive Vice President and Chief Operating Officer	2012	$433,846	$100,000	$246,250	$—	$494,585	$463,717	$24,015	$1,762,413
	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—

Michael M. Quick Executive Vice President and Chief Corporate Credit Officer	2012	$429,952	$100,000	$246,250	$—	$490,145	$667,500	$15,243	$1,949,090
	2011	$402,404	—	216,250	—	—	83,993	14,835	717,482
	2010	354,808	—	149,850	—	—	67,748	11,690	584,096

Andrew S. Samuel President and Chief Revenue Officer	2012	$465,385	$—	$—	$—	$530,539	$61,676	$32,993	$1,090,593
	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—

(1)	Includes salary deferred by the named executive officer under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with the plan.
(2)	The amounts shown in this column reflect the cash awards for the named executive officers’ performance in completing and integrating the Tower acquisition into Susquehanna. 50% of the award was paid on June 19, 2012 and the remaining 50% vests 25% on the first and second anniversaries of June 19, 2012, subject to continued employment and achievement of the company profit trigger. The amounts disclosed in this column reflect 100% of the cash awards.
(3)	The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718, and as discussed in Note 16 “Share-based Compensation” to the consolidated financial statements appearing in Susquehanna Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(4)	The amounts in this column only reflect the cash portion of the aggregate annual incentive awards that will be paid to each named executive officer. 50% of the award was paid on March 15, 2013 and the remaining 50% is to be paid 25% by March 15, 2014 and 25% by March 15, 2015, only if the Company Profit Trigger is achieved as of December 31, 2013 and December 31, 2014. Pursuant to the terms of the STIP, awards earned for target level performance were paid in the form of restricted stock units that vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. As a result, on February 26, 2013, the Compensation Committee approved granting restricted stock unit awards to each named executive officer based on the following cash amounts: Messrs. Reuter: $89,231, Hostetter: $27,908, Duncan: $26,031, Quick: $25,797, and Samuel: $27,923. Each cash amount was converted into restricted stock units based on the closing price of our common stock on March 15, 2013. These restricted stock unit grants will appear in the “Summary Compensation Table” for 2013.
(5)	Amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit in Susquehanna’s Cash Balance Pension Plan and the SERP as described above in the “Compensation Discussion and Analysis” section.

(6)	Includes the following additional compensation:

Name	Year	401(k) Match	Restricted Susquehanna Share Dividend	Executive Suppl. LTD(a)	Executive Life Insurance Program(b)	Group Term Life	Gross-Up Payments(c)	Perquisites(d)
William J. Reuter	2012	$10,000	$4,667	$8,249	$4,414	$55	$—	$—
	2011	9,800	5,020	8,249	3,721	72	—	4,671
	2010	9,800	120	8,249	3,348	72	—	6,308

Drew K. Hostetter	2012	$10,000	$2,800	$5,030	$1,455	$55	$—	$—
	2011	9,800	3,010	4,910	1,268	72	—	—
	2010	9,800	60	4,679	1,156	72	—	—

Gregory A. Duncan	2012	$15,000	$2,800	$4,962	$1,198	$55	$—	$—
	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—

Michael M. Quick	2012	$10,000	$2,800	$—	$2,388	$55	$—	$—
	2011	9,800	3,010	—	1,953	72	—	—
	2010	9,800	60	—	1,758	72	—	—

Andrew S. Samuel	2012	$10,000	$—	$4,557	$—	$736	$17,700	$—
	2011	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—

(a)	Includes the premiums paid for Susquehanna’s Executive Supplemental Long-Term Disability plans, discussed above in the “Compensation Discussion and Analysis” section. In 2010 and 2011, these amounts were reported in the perquisites column.
(b)	Includes the imputed income for Susquehanna’s Executive Life Insurance Program, discussed above in the “Compensation Discussion and Analysis” section. In 2010 and 2011, these amounts were reported in the perquisites column.
(c)	The amount for Mr. Samuel represents the tax gross-up payment in connection with the acceleration of his Tower equity awards following Susquehanna’s acquisition of Tower pursuant to his Tower employment agreement.
(d)	For 2012, the aggregate amount of perquisites does not exceed $10,000 per annum. For further information please see the “Compensation Discussion and Analysis” section. In 2010 and 2011, the amounts reported here for Mr. Reuter, when combined with the premiums and imputed income for Susquehanna’s Executive Supplemental Long-Term Disability and Executive Life Insurance plans, exceeded $10,000.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to Susquehanna’s named executive officers during fiscal 2012:

	Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Susquehanna Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
William J. Reuter	6/19/12	—	89,231	1,784,615	35,000	$344,750
Drew K. Hostetter	6/19/12	—	27,908	558,156	25,000	$246,250
Gregory A. Duncan	6/19/12	—	26,031	520,615	25,000	$246,250
Michael M. Quick	6/19/12	—	25,797	515,942	25,000	$246,250
Andrew S. Samuel	—	—	27,923	558,462	—	—

(1)	The amounts in these columns represent the target and stretch level amounts that could have been payable under the STIP to each named executive officer. Named executive officers were paid out under the STIP based on stretch level performance, or the maximum amount for 2012. The structure of the amounts paid to each named executive officer for 2012 performance is discussed above in the “Compensation Discussion and Analysis” section and disclosed in the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table.” For 2012, awards earned for target level performance for named executive officers were paid in the form of restricted stock units granted under the 2005 Equity Plan. The restricted stock units vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. As a result, on February 26, 2013, the Compensation Committee approved granting restricted stock unit awards to each named executive officer based on the following cash amounts: Messrs. Reuter: $89,231, Hostetter: $27,908, Duncan: $26,031, Quick: $25,797, and Samuel: $27,923. Each cash amount was converted into restricted stock units based on the closing price of our common stock on March 15, 2013. These restricted stock unit grants will appear in the “Grant of Plan-Based Awards Table” for 2013. The cash portion of the annual incentive award (the amount above the target level) was paid 50% of the award on March 15, 2013 and the remaining 50% is scheduled to be paid 25% by March 15, 2014 and 25% by March 15, 2015, only if the Company Profit Trigger is achieved as of December 31, 2013 and December 31, 2014.
(2)	The amounts in this column represent the Stock Unit Awards granted to the named executive officers by the Compensation Committee on June 19, 2012. The Stock Unit Awards vest one-third on each of December 31, 2012, December 31, 2013 and December 31, 2014; provided that the named executive officer continues to be employed by, or provide service to, Susquehanna through the applicable anniversary date, and the Company Profit Trigger is achieved.

If the named executive officers cease to be employed by, or provide service to, Susquehanna on account of early or normal retirement (as defined by the Pension Plan) prior to the awards becoming fully vested, the awards that have not yet vested (other than any awards that did not vest and were cancelled because the Company Profit Trigger was not achieved) will continue to vest on each applicable vesting date, provided that the Company Profit Trigger is achieved for the vesting date.

The Stock Unit Awards will be subject to accelerated vesting on the first to occur of the following dates, provided that the named executive officers continue to be employed by, or provide service to, Susquehanna through the applicable date: (i) the named executive officers’ death; (ii) the named executive officers’ Disability (as defined in the 2005 Equity Plan); or (iii) the effective date of a Change of Control (as defined in the 2005 Equity Plan). Upon vesting of these Stock Unit Awards, shares generally will be issued within 30 days of the applicable vesting date, subject to applicable tax-withholding requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to Susquehanna’s named executive officers that remain outstanding as of December 31, 2012. With respect to all option awards, all options have exercise prices that are significantly higher than $10.48, the adjusted closing price of Susquehanna’s common stock on December 31, 2012, and therefore are considerably under water.

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Susquehanna Shares or Units That Have Not Vested (#)	Market Value of Susquehanna Shares or Units That Have Not Vested ($)
	Exercisable	Unexercisable
William J. Reuter	33,334	16,666	$21.82	2/27/2018	23,333	$244,530
	50,000	—	24.26	2/28/2017	35,000	366,800
	26,800	—	24.34	1/18/2016	8,333	87,330
	7,400	—	24.95	3/1/2015	—	—
	7,400	—	25.14	1/21/2014	—	—
	22,200	—	22.42	5/21/2013	—	—
Drew K. Hostetter	16,667	8,333	$21.82	2/27/2018	16,666	$174,660
	25,000	—	24.26	2/28/2017	25,000	262,000
	10,720	—	24.34	1/18/2016	5,000	52,400
	3,400	—	24.95	3/1/2015	—	—
	3,400	—	25.14	1/21/2014	—	—
	10,200	—	22.42	5/21/2013	—	—
Gregory A. Duncan	—	—	—	—	16,666	$174,660
					10,000	104,800
Michael M. Quick	16,667	8,333	$21.82	2/27/2018	16,666	$174,660
	25,000	—	24.26	2/28/2017	25,000	262,000
	10,720	—	24.34	1/18/2016	5,000	52,400
	3,400	—	24.95	3/1/2015	—	—
	3,400	—	25.14	1/21/2014	—	—
	10,200	—	22.42	5/21/2013	—	—
Andrew S. Samuel(3)	38,512	—	$7.20	9/22/2019	—	—
	29,144	—	8.93	7/17/2018	—	—
	28,308	—	6.41	6/26/2017	—	—
	4,479	—	6.41	6/26/2017	—	—

(1)	Option awards vest as follows:

a.	Grants with expiration dates of May 21, 2013; January 21, 2014; March 1, 2015; January 18, 2016 and February 28, 2017 are fully vested and exercisable.

b.	Grants with expiration date of February 27, 2018 all vest one-third on the third anniversary of the date of grant, one-third on the fourth anniversary of the date of grant, and one-third on the fifth anniversary of the date of grant.

c.	All Option awards have a term of 10 years.

(2)

Restricted stock unit awards were granted on May 17, 2011 and June 19, 2012. For more details regarding the vesting and payment of the restricted stock unit awards granted on June 19, 2012, please refer to footnote 2 to the Grants of Plan-Based Awards table above. Restricted stock unit awards granted on May 17, 2011 vest upon the first to occur of the following, subject to continued employment with Susquehanna through the applicable date: (i) the third anniversary of the date of grant; (ii) death; (iii) disability; (iv) the effective date of a permissible change in control event under section 409A of the Code; (v) normal or early retirement; or (vi) the date determined in accordance with the terms and conditions set forth in the named executive officer’s employment agreement. Restricted stock awards were granted on December 29, 2010 (January 28, 2011 for Mr. Duncan) and vest annually over three years with one-third of the shares vesting on the first, second and third anniversary of December 29, 2010 (January 28, 2011 for Mr. Duncan). The restricted stock awards are subject to accelerated vesting upon termination of employment due to death or disability or upon a change of control of Susquehanna.
(3)	These options awards were granted under the Tower equity compensation plan and pursuant to the terms of the merger agreement were converted into Susquehanna options in connection with the acquisition of Tower.

Option Exercises and Stock Vested

No named executive officer exercised any options during 2012. The following table sets forth information concerning restricted stock grants to Susquehanna’s named executive officers that vested during 2012:

	Stock Awards(1)
Name	Number of Susquehanna Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Reuter	20,001	$208,694
Drew K. Hostetter	13,334	$139,191
Andrew S. Samuel	3,200	$91,040
Gregory A. Duncan	13,334	$132,691
Michael M. Quick	13,334	$139,191

(1)	Messrs. Reuter, Quick and Hostetter: Represents the vesting of (a) one-third of the shares underlying restricted stock awards granted December 29, 2010 which vested on December 29, 2012 and (b) one-third of the shares underlying the restricted stock unit award granted June 19, 2012, which vested on December 31, 2012.

Mr. Duncan: Represents the vesting of (a) one-third of the shares underlying restricted stock award granted January 28, 2011 which vested on January 28, 2012 and (b) one-third of the shares underlying restricted stock unit award granted June 19, 2012, which vested on December 31, 2012.

Mr. Samuel: Represents restricted shares issued under the Tower Bancorp Plan that vested on February 17, 2012 in connection with the acquisition of Tower.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement, which were granted or which accrued to Susquehanna’s named executive officers in 2012:

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
William J. Reuter	Cash Balance	40	850,960	—
	SERP	40	3,427,544	—
Drew K. Hostetter	Cash Balance	18	398,592	—
	SERP	18	910,975	—
Gregory A. Duncan(3)	Cash Balance	23	416,146	—
	SERP	23	534,781	—
Michael M. Quick	Cash Balance	16	383,017	—
	SERP	16	707,081	—
Andrew S. Samuel	Cash Balance	1	—	—
	SERP	1	61,676	—

(1)	The Cash Balance Pension Plan, Susquehanna’s SERP, and the Salary Continuation Agreement are described above in the “Compensation Discussion and Analysis” section.
(2)	Present value of benefits for the Cash Balance Pension Plan and Susquehanna’s SERP were determined using a discount rate of 4.25%, the plan’s normal retirement age of 65, and the RP-2000 IRS PPA at 2013 Annuitant for Males mortality table for post-retirement mortality only.
(3)	Mr. Duncan had a break in service from 2008 to 2011. His prior service is reflected for SERP purposes as he currently is receiving a SERP annuity based on that service, and his prior tenure is reflected in his benefits.

Non-qualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified by our named executive officers in 2012:

Name	Executive Contribution in Last Fiscal Year(1)	Contributions by Susquehanna in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(3)
William J. Reuter(4)	$—	$—	$—	$—	$—
Drew K. Hostetter	$93,026	$—	$168,766	$—	$1,863,215
Gregory A. Duncan(5)	$—	$—	$—	$—	$—
Michael M. Quick	$69,493	$—	$45,224	$—	$427,860
Andrew S. Samuel(5)	$—	$—	$—	$—	$—

(1)	The amounts listed in this column were included in the 2012 salaries of the named executive officers in the Summary Compensation Table above.
(2)	Participants in our Executive Deferred Income Plan are permitted to choose how their account balances are deemed invested from among a variety of investment alternatives designated by us. The amounts listed in this column reflect actual earnings on the investment alternatives selected by each executive.
(3)	The amounts listed in this column are all attributable to executive contributions and represent deferrals of salary and bonuses earned previously and disclosed in prior proxy statements (or, in the case of 2010, 2011 and 2012 contributions, disclosed in the Summary Compensation Table above). No portion of these amounts is attributable to company contributions.
(4)	Mr. Reuter took an early distribution and thus is no longer eligible to participate.
(5)	Participation in and contributions to this plan are voluntary. Mr. Duncan and Mr. Samuel opted not to participate in the plan in 2012.

Equity Compensation Plan Information

The following table sets forth information regarding Susquehanna’s 2005 Equity Plan and 1996 Equity Compensation Plan, Susquehanna’s only compensation plans under which equity securities are authorized for issuance, as of December 31, 2012:

Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders:
2005 Equity Compensation Plan	2,265,194	$15.31	498,916
1996 Equity Compensation Plan	377,521	$23.78	—
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,642,715	—	—

(1)	The table does not include information for equity compensation plans assumed in mergers. As of December 31, 2012, options to purchase Susquehanna common stock were outstanding under equity compensation plans assumed in the acquisitions of Community Banks, Inc., Abington Bancorp, Inc., and Tower Bancorp, Inc. (collectively, the “Acquired Option Plans”). A total of 2,631,343 shares of common stock were issuable upon exercise of options granted under the Acquired Option Plans. The weighted-average exercise price of all options outstanding under the Acquired Option Plans at December 31, 2012, was $6.91. Susquehanna cannot grant additional awards under these assumed plans.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers upon (1) an involuntary termination with “cause”; (2) a voluntary resignation; (3) a termination due to death; (4) a termination due to disability; (5) retirement; (6) an involuntary termination without “cause”; (7) a resignation due to an adverse change; (8) a voluntary termination without “cause” or resignation due to an adverse change following a change in control; and (9) a change in control with or without any termination of employment. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their terminations. The actual amounts to be paid out can only be determined at the time the events described above actually occur.

William J. Reuter, Drew K. Hostetter, Gregory A. Duncan, Michael M. Quick and Andrew Samuel

Termination Without Cause or Resignation Due to an Adverse Change. Under the terms of their respective employment agreements, the executives may be terminated by Susquehanna without “cause” or may resign due to an “Adverse Change.”

The executive’s employment may be terminated by Susquehanna with “cause” upon the occurrence of any of the following: (1) the executive’s personal dishonesty; (2) the executive’s incompetence or willful misconduct; (3) a breach by the executive of fiduciary duty involving personal profit; (4) the executive’s intentional failure to perform stated duties; (5) the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (6) the issuance of a final cease-and-desist order by a state or federal agency to the extent such cease-and-desist order requires the executive’s termination; or (7) a material breach by the executive of any provision of his employment agreement.

The executive may terminate his employment due to an adverse change upon the occurrence of any of the following: (1) a significant change in the nature or scope of the executive’s duties or a material reduction in the executive’s authority, status or responsibility; (2) an increase by more than 20% of the time required to be spent by the executive 60 miles or more beyond Susquehanna’s geographic market area without the executive’s consent; (3) a material reduction in the executive’s base compensation; (4) any other material and willful breach by Susquehanna of any other provision of the executive’s employment agreement; or (5) delivery of notice of Susquehanna’s intent not to renew the executive’s employment agreement. In addition, for Mr. Samuel, a failure to nominate him for election to the Board is an adverse change. However, none of the above events or conditions shall constitute an Adverse Change unless (1) the executive provides Susquehanna with a written objection to the event or condition within 60 days following the occurrence of the event or condition; (2) Susquehanna does not reverse or otherwise cure the event or condition within 30 days of receiving the written objection; and (3) the executive actually resigns within 60 days following the expiration of the 30-day cure period.

Upon a termination of employment without cause or due to an Adverse Change, each executive will be entitled to the payments and/or benefits described below:

•	payment of all accrued and unpaid base salary through the date of termination;

•	payment for all accrued but unused vacation days;

•	payment of any bonus payable for the period ending prior to termination of employment;

•

biweekly payments for a period of one year in the case of Messrs. Hostetter, Duncan and Quick or two years in the case of Messrs. Reuter and Samuel, following termination of employment (in each case, such time period is hereinafter referred to as the “Severance Period”) equal to 1/26th of the “Average Annual Compensation,” which is generally defined as the average of the base compensation and annual bonuses received by the executive with respect to the three most recently completed calendar years;

•	the benefit accrued under all defined benefit pension plans had the executive remained employed for the Severance Period; and

•

reimbursement of monthly COBRA costs, including monthly life, accidental death and dismemberment, and disability benefits, based on the amount Susquehanna would have paid for such benefits if each named executive officer had remained employed during the applicable Severance Period.

Messrs. Reuter and Samuel are bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment. Messrs. Hostetter, Duncan and Quick are bound by substantially similar covenants for a period of one year following termination of employment.

Mr. Samuel is also entitled to payment of a retention payment in the event that his employment is terminated (including due to death or disability) prior to the first anniversary of Susquehanna’s acquisition of Tower.

Death, Disability or Retirement. In the event of the executive’s termination of employment due to death, disability or retirement, any unvested stock options, restricted stock units, and restricted shares shall immediately vest; provided, however, that the December 2010 (January 2011 in the case of Mr. Duncan) restricted share grants described in the “—Outstanding Equity Awards at Fiscal Year-End” section will not immediately vest upon retirement but will continue to vest so long as the restrictive covenants are in effect, except that if the vesting would extend beyond the last day of the applicable restrictive covenant period, any shares will immediately and automatically vest on the last day of the restrictive covenants period. In addition, in the event of the executive’s termination of employment due to retirement, the executive may exercise his stock options any time during the remaining term of the option, regardless of employment status.

The normal retirement date under the employment agreements is defined as the last day of the calendar year in which the executive attains the age of 65. Pursuant to an amendment to Mr. Quick’s employment agreement made on January 27, 2012, the normal retirement date under his employment agreement is defined as the last day of the calendar year in which the he attains the age of 67.

Termination Following a Change in Control. In the event the executive’s employment is terminated without cause or due to an Adverse Change following a change in control, the executive will be entitled to receive the same benefits described above under “—Termination Without Cause or Resignation Due to an Adverse Change,” except that in the case of Messrs. Reuter and Samuel, the Severance Period will be extended from two years to three years, and in the case of Messrs. Hostetter, Duncan and Quick, the Severance Period will be extended from one year to three years.

In addition to the benefits described above, the executives will be entitled to an additional fully vested benefit under Susquehanna’s SERP equal to the difference between (A) the benefit that the executive would have accrued under all of Susquehanna’s defined benefit pension plans, assuming (1) the executive remained continuously employed by Susquehanna until the third anniversary of the change in control, (2) the executive’s compensation increased at a rate of 4% per year, and (3) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to the executive under all of Susquehanna’s defined benefit plans immediately prior to the change in control.

In order to receive any severance or termination payments or benefits described above, each executive is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

In the event that it is determined that any payment by Susquehanna to or for the benefit of the executive would be a so-called “golden parachute payment” and, therefore, result in the imposition on the executive of an excise tax under section 4999 of the Code, then the payment will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under section 4999 of the Code with respect to such golden parachute payments.

Change in Control. In addition, upon a change in control, any incentive awards, including equity awards, applicable to incentive program cycles in effect at the time of the change in control will vest and become payable without regard to whether the executive remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles. Any performance-based equity will become earned and vested based on the greater of actual performance or the target performance level.

The “change in control” provisions of the executive’s employment agreements will be triggered upon the first to occur of any of the following:

•	any person becoming a beneficial owner of 25% or more of either the then-outstanding shares of Susquehanna’s stock or the combined voting power of Susquehanna’s outstanding securities;

•	if, during any 24-month period, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute at least a majority of the Board;

•

the merger or consolidation of Susquehanna with another corporation other than (A) a merger or consolidation which results in Susquehanna’s voting securities outstanding immediately prior to such transaction continuing to represent at least 60% of the voting power of the voting securities of the surviving corporation, or (B) a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person becomes a beneficial owner of Susquehanna’s securities representing 40% or more of either the then-outstanding shares of Susquehanna’s stock or the combined voting power of Susquehanna’s outstanding securities; or

•	a liquidation, dissolution or sale of substantially all of Susquehanna’s assets.

Upon a change in control, the length of the restricted covenant period described above will be extended from two years to three years in the case of Mr. Reuter and from one year to three years in the case of Messrs. Hostetter, Duncan and Quick. Mr. Samuel’s restrictive covenant period remains at two years.

Assuming that one of the following events occurred on December 31, 2012, Mr. Reuter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2012 Annual Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock and Restricted Stock Units Subject to Acceleration(2)	Cutback of Payments
For Cause	—		2,449,103	(3)	—		—		—		—		—	—	—
Voluntary Resignation (without Adverse Change)	—		2,449,103	(3)	—		—		—		—		—	—	—
Death	—		3,427,544	(4)	1,750,000	(5)	—		—		1,784,615	(6)	—	698,660	—
Disability	—		3,427,544	(4)	—		210,896	(7)	—		1,784,615	(6)	—	698,660	—
Retirement	—		2,449,103	(3)	—		—		—		1,784,615	(6)	—	611,330	—
Without Cause or Due to Adverse Change	3,019,232	(8)	3,836,338	(9)	—		—		48,817	(10)	—		—	—	—
Without Cause or Due to Adverse Change After a Change in Control	4,528,848	(11)	4,249,755	(12)	—		—		73,226	(13)	1,784,615	(14)	—	—	—	(15)
Change in Control (with or without termination)	—		3,427,544	(4)	—		—		—		1,784,615	(14)	—	698,660	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 16,666 shares of common stock, based on the difference between the exercise price of the options and $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 66,666 shares of common stock, based on $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 58,333 shares of common stock, consisting of 23,333 shares that will continue to vest following retirement and 35,000 shares that will immediately vest upon retirement.
(3)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2012.
(4)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2012, assuming full vesting of such benefit.
(5)	This amount represents the death benefit payable to Mr. Reuter under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $1,800,000, reduced by (2) the death benefit payable to Mr. Reuter under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(6)	This amount represents Mr. Reuter’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(7)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Reuter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2012.
(8)	This amount is equal to two times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2010–2012).
(9)	This amount represents the sum of (1) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2012 including two additional years of service, plus (2) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(10)	This amount represents Susquehanna’s portion of the premium payments for 24 months of COBRA costs, including life, accidental death and dismemberment, and disability coverage.
(11)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2010–2012).
(12)	This amount represents the sum of (1) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2012 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (2) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.

(13)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(14)	While the terms of the annual incentive plan in effect on December 31, 2012 do not provide for automatic payment of awards in connection with a change of control, the plan does vest the Compensation Committee with the authority to provide for payment under the plan in such an event. Accordingly, this amount assumes that the Compensation Committee would exercise its discretion to provide payment under the plan and represents Mr. Reuter’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(15)	In the event any payments to Mr. Reuter would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Reuter without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Reuter is greater than the dollar amount which can be paid to Mr. Reuter without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Reuter in connection with a termination following a change in control on December 31, 2012 are not subject to a cutback.

Assuming that one of the following events occurred on December 31, 2012, Mr. Hostetter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2012 Annual Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock and Restricted Stock Units Subject to Acceleration(2)	Cutback of Payments
For Cause	—		311,190	(3)	—		—		—		—		—	—	—
Resignation (without Adverse Change)	—		311,190	(3)	—		—		—		—		—	—	—
Death	—		910,975	(4)	887,126	(5)	—		—		558,156	(6)	—	489,060	—
Disability	—		910,975	(4)	—		473,403	(7)	—		558,156	(6)	—	489,060	—
Retirement	—		311,190	(3)	—		—		—		558,156	(6)	—	436,660	—
Without Cause or Due to Adverse Change	654,360	(8)	515,123	(9)	—		—		12,922	(10)	—		—	—	—
Without Cause or Due to Adverse Change After a Change in Control	1,963,080	(11)	1,093,401	(12)	—		—		38,765	(13)	558,156	(14)	—	—	—	(15)
Change in Control (with or without termination)	—		910,975	(4)	—		—		—		558,156	(14)	—	489,060	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 8,333 shares of common stock, based on the difference between the exercise price of the options and $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 46,666 shares of common stock, based on $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 41,666 shares of common stock, consisting of 16,666 shares that will continue to vest following retirement and 25,000 shares that will immediately vest upon retirement.
(3)	This amount represents the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2012.
(4)	This amount represents the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2012, assuming full vesting of such benefit.
(5)	This amount represents the death benefit payable to Mr. Hostetter under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $937,126, reduced by (2) the death benefit payable to Mr. Hostetter under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(6)	This amount represents Mr. Hostetter’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(7)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Hostetter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2012.
(8)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2010–2012).
(9)	This amount represents the sum of (1) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2012 including one additional year of service, plus (2) the present value of the benefit enhancement Mr. Hostetter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(10)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.

(11)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2010–2012).
(12)	This amount represents the sum of (1) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2012 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (2) the present value of the benefit enhancement Mr. Hostetter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(13)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(14)	While the terms of the annual incentive plan in effect on December 31, 2012 do not provide for automatic payment of awards in connection with a change of control, the plan does vest the Compensation Committee with the authority to provide for payment under the plan in such an event. Accordingly, this amount assumes that the Compensation Committee would exercise its discretion to provide payment under the plan and represents Mr. Hostetter’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(15)	In the event any payments to Mr. Hostetter would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Hostetter without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Hostetter is greater than the dollar amount which can be paid to Mr. Hostetter without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Hostetter in connection with a termination following a change in control on December 31, 2012 are not subject to a cutback.

Assuming that one of the following events occurred on December 31, 2012, Mr. Duncan’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2012 Annual Incentive Award		Value of Options Subject to Acceleration	Value of Restricted Stock and Restricted Stock Units Subject to Acceleration(1)	Cutback of Payments
For Cause	—		179,852	(2)	—		—		—		—		—	—	—
Resignation (without Adverse Change)	—		179,852	(2)	—		—		—		—		—	—	—
Death	—		534,781	(3)	830,000	(4)	—		—		520,615	(5)	—	279,460	—
Disability	—		534,781	(3)	—		525,701	(6)	—		520,615	(5)	—	279,460	—
Retirement	—		179,852	(2)	—		—		—		520,615	(5)	—	174,660	—
Without Cause or Due to Adverse Change	1,054,461	(7)	356,131	(8)	—		—		21,697	(9)	—		—	—	—
Without Cause or Due to Adverse Change After a Change in Control	3,163,383	(10)	725,193	(11)	—		—		65,092	(12)	520,615	(13)	—	—	—	(14)
Change in Control (with or without termination)	—		534,781	(3)	—		—		—		520,615	(13)	—	279,460	—

(1)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 26,666 shares of common stock, based on $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 16,666 shares of common stock, which will continue to vest following retirement.
(2)	This amount represents the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2012.
(3)	This amount represents the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2012, assuming full vesting of such benefit.
(4)	This amount represents the death benefit payable to Mr. Duncan under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $880,000, reduced by (2) the death benefit payable to Mr. Duncan under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(5)	This amount represents Mr. Duncan’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(6)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Duncan under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2012.
(7)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Duncan with respect to the most recently completed calendar year (i.e., 2012).
(8)	This amount represents the sum of (1) the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2012 including one additional year of service, plus (2) the present value of the benefit enhancement Mr. Duncan would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.

(9)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(10)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Duncan with respect to the most recently completed calendar year (i.e., 2012).
(11)	This amount represents the sum of (1) the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2012 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (2) the present value of the benefit enhancement Mr. Duncan would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(12)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)	While the terms of the annual incentive plan in effect on December 31, 2012 do not provide for automatic payment of awards in connection with a change of control, the plan does vest the Compensation Committee with the authority to provide for payment under the plan in such an event. Accordingly, this amount assumes that the Compensation Committee would exercise its discretion to provide payment under the plan and represents Mr. Duncan’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(14)	In the event any payments to Mr. Duncan would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Duncan without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Duncan is greater than the dollar amount which can be paid to Mr. Duncan without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Duncan in connection with a termination following a change in control on December 31, 2012 are not subject to a cutback.

Assuming that one of the following events occurred on December 31, 2012, Mr. Quick’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program	Welfare Benefit Continuation		Payment of 2012 Annual Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock and Restricted Stock Units Subject to Acceleration(2)	Cutback of Payments
For Cause	—		560,169	(3)	—		—	—		—		—	—	—
Resignation (without Adverse Change)	—		560,169	(3)	—		—	—		—		—	—	—
Death	—		707,081	(4)	816,250	(5)	—	—		515,942	(6)	—	489,060	—
Disability	—		707,081	(4)	—		—	—		515,942	(6)	—	489,060	—
Retirement	—		560,169	(3)	—		—	—		515,942	(6)	—	436,660	—
Without Cause or Due to Adverse Change	601,035	(7)	766,026	(8)	—		—	12,922	(9)	—		—	—	—
Without Cause or Due to Adverse Change After a Change in Control	1,803,105	(10)	888,746	(11)	—		—	42,401	(12)	515,942	(13)	—	—	—	(14)
Change in Control (with or without termination)	—		707,081	(4)	—		—	—		515,942	(13)	—	489,060	—

(1)	This amount represents the value of unvested stock options to purchase an aggregate of 8,333 shares of common stock, based on the difference between the exercise price of the options and $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.
(2)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 46,666 shares of common stock, based on $10.48, the closing price of Susquehanna’s common stock on December 31, 2012. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 41,666 shares of common stock, consisting of 16,666 shares that will continue to vest following retirement and 25,000 shares that will immediately vest upon retirement.
(3)	This amount represents the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2012.
(4)	This amount represents the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2012, assuming full vesting of such benefit.
(5)	This amount represents the death benefit payable to Mr. Quick under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $866,250, reduced by (2) the death benefit payable to Mr. Quick under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.

(6)	This amount represents Mr. Quick’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(7)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2010–2012).
(8)	This amount represents the sum of (1) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2012 including one additional year of service, plus (2) the present value of the benefit enhancement Mr. Quick would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(9)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(10)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2010–2012).
(11)	This amount represents the sum of (1) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2012 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (2) the present value of the benefit enhancement Mr. Quick would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(12)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)	While the terms of the annual incentive plan in effect on December 31, 2012 do not provide for automatic payment of awards in connection with a change of control, the plan does vest the Compensation Committee with the authority to provide for payment under the plan in such an event. Accordingly, this amount assumes that the Compensation Committee would exercise its discretion to provide payment under the plan and represents Mr. Quick’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(14)	In the event any payments to Mr. Quick would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Quick without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Quick is greater than the dollar amount which can be paid to Mr. Quick without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Quick in connection with a termination following a change in control on December 31, 2012 are not subject to a cutback.

Assuming that one of the following events occurred on December 31, 2012, Mr. Samuel’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program	Welfare Benefit Continuation		Payment of 2012 Annual Incentive Award		Value of Options Subject to Acceleration	Value of Restricted Stock and Restricted Stock Units Subject to Acceleration	Cutback of Payments
For Cause	—		—		—		—	—		—		—	—	—
Voluntary Resignation (without Adverse Change)	—		—		—		—	—		—		—	—	—
Death	2,605,649	(1)	61,676	(2)	1,050,000	(3)	—	—		558,462	(4)	—	—	—
Disability	2,605,649	(1)	61,676	(2)	—		—	—		558,462	(4)	—	—	—
Retirement	—		—		—		—	—		558,462	(4)	—	—	—
Without Cause or Due to Adverse Change	3,815,650	(5)	174,996	(6)	—		—	41,712	(7)	—		—	—	—
Without Cause or Due to Adverse Change After a Change in Control	4,420,651	(8)	242,250	(9)	—		—	62,567	(10)	558,462	(11)	—	—	—	(12)
Change in Control (with or without termination)	—		61,676	(2)	—		—	—		558,462	(11)	—	—	—

(1)	This amount represents the retention payment payable to Mr. Samuel pursuant to his employment agreement in the event that his employment is terminated prior to the first anniversary of Susquehanna’s acquisition of Tower.
(2)	This amount represents the present value of Mr. Samuel’s accrued SERP benefit as of December 31, 2012, assuming full vesting of such benefit.
(3)	This amount represents the death benefit payable to Mr. Samuel under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $1,100,000, reduced by (2) the death benefit payable to Mr. Samuel under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.
(4)	This amount represents Mr. Samuel’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(5)	This amount is equal to the sum of (a) two times 130% of the base compensation received by Mr. Samuel with respect to the most recently completed calendar year (i.e., 2012) and (b) the retention payment payable to Mr. Samuel pursuant to his employment agreement in the event that his employment is terminated prior to the first anniversary of Susquehanna’s acquisition of Tower.

(6)	This amount represents the sum of (1) the present value of Mr. Samuel’s accrued SERP benefit as of December 31, 2012 including two additional years of service, plus (2) the present value of the benefit enhancement Mr. Samuel would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(7)	This amount represents Susquehanna’s portion of the premium payments for 24 months of COBRA costs, including life, accidental death and dismemberment, and disability coverage.
(8)	This amount is equal to the sum of (a) three times 130% of the base compensation received by Mr. Samuel with respect to the most recently completed calendar year (i.e., 2012) and (b) the retention payment payable to Mr. Samuel pursuant to his employment agreement in the event that his employment is terminated prior to the first anniversary of Susquehanna’s acquisition of Tower.
(9)	This amount represents the sum of (1) the present value of Mr. Samuel’s accrued SERP benefit as of December 31, 2012 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (2) the present value of the benefit enhancement Mr. Samuel would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(10)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(11)	While the terms of the annual incentive plan in effect on December 31, 2012 do not provide for automatic payment of awards in connection with a change of control, the plan does vest the Compensation Committee with the authority to provide for payment under the plan in such an event. Accordingly, this amount assumes that the Compensation Committee would exercise its discretion to provide payment under the plan and represents Mr. Samuel’s award under the annual incentive plan based on actual performance for the 2012 plan year.
(12)	In the event any payments to Mr. Samuel would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Samuel without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Samuel is greater than the dollar amount which can be paid to Mr. Samuel without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Samuel in connection with a termination following a change in control on December 31, 2012 are not subject to a cutback.

For All Named Executive Officers

Effect of Change in Control on Unvested Equity Awards. For each named executive officer, the occurrence of a Change in Control (as defined in the applicable equity plans) will cause the vesting of all otherwise unvested options and restricted stock to fully accelerate.

Death or Disability. In addition to the individual entitlements described above, upon death, Messrs. Reuter, Hostetter, Duncan, Quick and Samuel would be entitled to benefits under Susquehanna’s Executive Life Insurance Program. Additionally, upon disability, each of Messrs. Reuter, Hostetter, Duncan, Quick and Samuel would be entitled to benefits under Susquehanna’s Supplemental LTD Program. Each of these programs is discussed more fully above in the “Compensation Discussion and Analysis” section.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires Susquehanna’s officers and directors, and persons who own more than 10% of a registered class of Susquehanna’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on Susquehanna’s review of the copies of forms that Susquehanna had received, and written representations from certain reporting persons that they were not required to file Form 5s relating to Susquehanna’s stock, Susquehanna believes that in 2012, all filing requirements pursuant to Section 16(a) of the Exchange Act relating to Susquehanna’s officers, directors and principal shareholders were satisfied.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Susquehanna engaged PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit Susquehanna’s financial statements for the fiscal year ended December 31, 2012. Susquehanna expects to engage PwC as Susquehanna’s independent registered public accounting firm for the year 2013, subject to review and approval by the Audit Committee. Representatives of PwC are expected to be present at Susquehanna’s Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna’s shareholders.

SHAREHOLDER PROPOSALS FOR SUSQUEHANNA’S 2014 ANNUAL MEETING

Susquehanna shareholder proposals for the 2014 Annual Meeting of Shareholders must be received by Susquehanna’s Corporate Secretary at Susquehanna’s principal executive offices located at 26 North Cedar Street, Lititz, Pennsylvania 17543 no later than November 22, 2013 to be considered for inclusion in the proxy statement and form of proxy card relating to Susquehanna’s 2014 Annual Meeting.

Susquehanna shareholder proposals for the 2014 Annual Meeting of Shareholders, other than a proposal for inclusion in the proxy statement and proxy card pursuant to SEC regulations, must be delivered to Susquehanna’s Corporate Secretary at the address set forth in the preceding paragraph not less than 120 days prior to the first anniversary of the date of the 2013 Annual Meeting of Shareholders. As a result, any such notice must be received no later than January 3, 2014.

Shareholder proposals that are intended to be presented at Susquehanna’s 2013 Annual Meeting of Shareholders must have been received on or prior to November 25, 2012 in order to be eligible for inclusion in this proxy statement and form of proxy to be used in connection with the 2013 Annual Meeting of Shareholders. No notices were received by such date.

In order to be considered for the 2014 Annual Meeting of Shareholders, all shareholder proposals must comply in all respects with the applicable rules and regulations of the SEC and applicable provisions of Susquehanna’s Bylaws.

ANNUAL REPORT ON FORM 10-K

Upon written request to Susquehanna’s Corporate Secretary at the address set forth on page 1, Susquehanna will furnish, without charge to any shareholder whose proxy is solicited hereby, a copy of Susquehanna’s Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto. You may access electronic copies of Susquehanna’s Annual Report on the Internet by visiting Susquehanna’s website at www.susquehanna.net, or by visiting the SEC’s home page on the Internet at www.sec.gov.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Susquehanna’s Corporate Secretary at the address set forth on page 1 or via telephone to the Corporate Secretary at (717) 626-4721, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By Order of the Board of Directors,

Lisa M. Cavage, Secretary

ANNEX A

SUSQUEHANNA BANCSHARES, INC.

2013 OMNIBUS EQUITY COMPENSATION PLAN

1.	Purpose

Effective as of the Effective Date (as defined below), the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan (the “Plan”) is hereby established as a successor to the Amended and Restated Susquehanna Bancshares, Inc. 2005 Equity Compensation Plan (the “2005 Plan”). The 2005 Plan is hereby merged with and into this Plan effective as of the Effective Date, and no additional grants shall be made thereafter under the 2005 Plan. Outstanding grants under the 2005 Plan shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2005 Plan, as applicable), and the shares with respect to outstanding grants under the 2005 Plan shall be issued or transferred under this Plan.

The purpose of the Plan is to provide (i) designated employees of Susquehanna Bancshares, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company and its subsidiaries, and (iii) non-employee members of the Board with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the Participants with those of the shareholders.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Company’s Board of Directors.

(b) “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 30% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company; or

(iii) After the Effective Date, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than one year, unless the election or nomination for election of each new director who was not a director at the beginning of such one-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

(c) “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(d) “Committee” means (i) with respect to Grants to Employees, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, (ii) with respect to Grants made to Non-Employee Directors, the Compensation Committee or the Board and (iii) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations.

(e) “Company” means Susquehanna Bancshares, Inc., its parent, subsidiary corporations or other entities and any successor corporation, as determined by the Committee.

(f) “Company Stock” means the common stock of the Company.

(g) “Disability” or “Disabled” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

(h) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(i) “Effective Date” of the Plan means May 3, 2013; provided that the Plan is approved by the shareholders of the Company on that date.

(j) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k) “Employer” means the Company and its subsidiaries.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(n) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

(o) “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

(p) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(r) “Non-Employee Director” means a member of the Board who is not an Employee.

(s) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(t) “1933 Act” means the Securities Act of 1933, as amended.

(u) “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(v) “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

(w) “Participant” means an Employee, Non-Employee Director or Key Advisor designated by the Committee to participate in the Plan.

(x) “Plan” means this Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan, as may be amended from time to time.

(y) “SAR” means a stock appreciation right as described in Section 10.

(z) “Stock Award” means an award of Company Stock as described in Section 9.

(aa) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.	Grants

(a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, SARs as described in Section 10 and Other Stock-Based Awards as described in Section 11. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5.	Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below in (d), the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be the sum of the following: (i) 4,000,000 new shares, plus (ii) the number of shares of Company Stock subject to outstanding grants under the 2005 Plan as of the Effective Date, plus (iii) the number of shares of Company Stock remaining available for issuance under the 2005 Plan but not subject to previously exercised, vested or paid Grants as of the Effective Date. The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 2,500,000 shares, subject to adjustment as described in Section 5(d).

(b) Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options granted under the 2005 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards (including stock awards and stock units granted under the 2005 Plan) are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. If shares of Company Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Company Stock available for issuance under the Plan shall be reduced only by the net number of shares actually issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. If shares of Company Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Company Stock thereunder, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such Grant, calculated in each instance after payment of such share withholding. Upon the exercise of an Option through the net exercise procedure under Section 7(e) or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such Option or SAR, the number of such shares shall be reduced by the net number of shares for which the Option or SAR is exercised, and without regard to any cash settlement of a SAR. To the extent that any Grants are paid in cash (including grants under the 2005 Plan), and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(c) Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described in subsection (d) below. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $1,000,000.

(d) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan including consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction, and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

7.	Options

(a) General Requirements. The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors or Key Advisors.

(ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(c) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(iii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d) Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director or Key Advisor. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Company Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Company Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Company Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, or (v) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

8.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

(e) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9.	Stock Awards

(a) General Requirements. The Committee may issue shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15(a). If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as dividends are paid on Company Stock, as determined by the Committee.

10.	Stock Appreciation Rights

(a) General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability; Term. A SAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable. The Committee shall determine the term of each SAR, which shall not exceed ten years from the date of grant.

(d) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(f) Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

11.	Other Stock-Based Awards

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees, Non-Employee Directors and Key Advisors, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

12.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

(b) Performance Goals. When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: earnings or earnings growth (including but not limited to earnings per share or net income); economic profit; shareholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total shareholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including, without limitation, capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; or achievement of risk management objectives. Such performance goals may also be particular to a Participant or the division, department, branch, line of business, subsidiary or other unit in which the Participant works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Committee. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. Performance goals must be pre-established by the Committee. A performance goal is considered pre-established if it is established in writing not later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a performance goal be considered pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

(e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

13.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

14.	Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

15.	Transferability of Grants

(a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

16.	Consequences of a Change of Control

(a) Notice and Acceleration. Upon a Change of Control, the Committee may determine that effective upon the date of the Change of Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Committee may determine.

(b) Other Alternatives. In the event of a Change of Control, the Committee may also take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or

Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

17.	Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

18.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other awards of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(c) Shareholder Approval for “Qualified Performance-Based Compensation.” If Grants are made under Section 12 above, the Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 12, if additional Grants are to be made under Section 12 and if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair Grants outstanding or the power and authority of the Committee with respect to an outstanding Grant.

19.	Miscellaneous

(a) Effective Date. The Plan shall be effective as of the Effective Date, if approved by the Company’s shareholders on such date.

(b) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(c) Compliance with Law.

(i) The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 162(m) as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 162(m) of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii) The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii) Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days of the Grantee’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(iv) Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(d) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(e) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(i) Clawback Rights. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

(j) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

ANNEX B

GAAP TO NON-GAAP RECONCILIATION

Return on average tangible equity is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP-based measure is return on average equity. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios.

Return on Average Tangible Equity (Dollars in thousands)	Twelve Months Ended
	2012	2011
Income statement data
Net income	$141,172	$54,905
Amortization of intangibles, net of taxes at 35%	8,141	5,658

Net tangible income (numerator)	$149,313	$60,563

Average balance sheet data
Shareholders’ equity	$2,511,604	$2,055,717
Goodwill and other intangible assets	(1,270,053)	(1,048,014)

Tangible common equity (denominator)	$1,241,551	$1,007,703

Return on equity (GAAP basis)	5.62%	2.67%
Effect of goodwill and other intangibles	6.41%	3.34%

Return on average tangible equity	12.03%	6.01%

B-1

ADMISSION TICKET

Bring the ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 3, 2013 10:00 AM ET

Susquehanna Learning and Resource Center

3840 Hempland Road

Mountville, PA 17554

Directions:

Pennsylvania

From Philadelphia & East

Take I-76 W to Exit 286 US-222 S/Lancaster. Continue to U.S. 30 W. Take exit toward Mountville. Turn left onto Stony Battery Road. Turn left onto Hempland Road. Location will be on your right.

From Harrisburg

Take I-283 S toward I-76/Airport/Lancaster. Take exit 1A to merge onto PA-283 E toward Airport/Lancaster. Take the PA-722 exit and turn right onto State Road. Continue onto Centerville Road. Turn right onto Hempland Road. Location will be on the left.

Maryland

From Baltimore

Take I-83 N to U.S. 30E. Take exit toward Mountville. Turn right onto Stoney Battery Road. Turn left onto Hempland Road. Location will be on the right.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

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SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 3, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas R. Diehl and Stephen E. DiNovis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of SUSQUEHANNA BANCSHARES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, ET on May 3, 2013, at the Susquehanna Learning and Resource Center and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and “FOR” Proposals 2, 3 and 4.

For Participants in the Susquehanna Employee Stock Purchase Plan, the Abington Bank ESOP, or the Graystone Tower Bank ESOP: I instruct the applicable trustees, custodians or administrators to vote the plan shares allocated to me in accordance with choices marked on the reverse side. If no direction is made with respect to any Susquehanna Employee Stock Purchase Plan shares, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to such shares. If no direction is made with respect to any Abington Bank ESOP shares or Graystone Tower Bank ESOP shares, these shares will not be voted.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000158219_2    R1.0.0.51160

Susquehanna Bancshares, Inc. Attn: Joan McCracken InvestorRelations 26 North Cedar Street Lititz, PA 17543-7000

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Anthony J. Agnone, Sr.	02 Wayne E. Alter, Jr.		03 Henry R. Gibbel		04 Bruce A. Hepburn	05 Donald L. Hoffman
06	Sara G. Kirkland	07 Jeffrey F. Lehman		08 Michael A. Morello		09 Scott J. Newkam	10 Robert E. Poole, Jr.
11	William J. Reuter	12 Andrew S. Samuel		13 Christine Sears		14 James A. Ulsh
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	Approval and adoption of the Susquehanna Bancshares, Inc. 2013 Omnibus Equity Compensation Plan.						☐	☐	☐
3.	Approval, in an advisory vote, of Susquehanna’s executive compensation.						☐	☐	☐
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐
NOTE: Any other business properly presented at the annual meeting, or any adjournments or postponements thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000158219_1    R1.0.0.51160